As filed with the Securities and Exchange Commission on	Registration No. 333-155357

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHRISTIAN STANLEY, INC.
(Exact name of registrant as specified in its charter)

California	6199	20-4433804
State or other jurisdiction of	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

12100 Wilshire Boulevard, Suite 800
Los Angeles, California 90025
310/806-9440

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Daniel C.S. Powell
12100 Wilshire Boulevard, Suite 800
Los Angeles, California 90025
310/806-9440

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copy to
Lee W. Cassidy, Esq.
Cassidy & Associates
215 Apolena Avenue
Newport Beach, California 92662
949/673-4510 949/673-4525(fax)

Approximate Date of Commencement
of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price	Fee
Total Minimum
Common Stock	200,000 shares	$5.00	$1,000,000
Total Maximum
Common Stock	4,000,000 shares	$5.00	$20,000,000	$786

(1)
There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)	$ 4,048 previously paid by electronic transfer.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______ , 2009

CHRISTIAN STANLEY, INC.
Minimum of 200,000 shares and a maximum of 4,000,000 shares of common stock offered by the Company at $5.00 per share

This prospectus relates to the offer and sale of up to a maximum of 4,000,000 shares of common stock of Christian Stanley, Inc., (the "Shares"), a California company (the “Company”),no par value per share, to be offered from time to time by the Company at a price of $5.00 per share.

A minimum of 200,000 Shares must be sold by the Company before the offering can be closed. The Company may have additional closings thereafter from time to time during the offering period. The maximum number of Shares that can be sold pursuant to the terms of this offering is 4,000,000. All funds received before the initial closing of the offering will be held in escrow pursuant to an escrow agreement with Sunwest Trust Company. If the minimum offering amount is not met by the date of termination of the offering, all funds, without interest thereon or risk of loss, will be promptly returned to the subscribers. Funds received after the initial closing will be immediately available to the Company for use by it. Once the initial minimum offering amount is met and the initial closing occurs, then there is no fixed amount or number of Shares that must be reached or sold before the next closing can occur.

The offering will terminate 24 months from the date of this prospectus unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the currency and accuracy of this prospectus and to sell the Company Shares for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradeable on the effective date of the registration statement of which this prospectus is a part.

All or some Shares may be sold by the officers and directors of the Company including Daniel Powell, its chief executive officer, Mona Salem, its chief financial officer, Omar Salem, its chief operating officer, Anand S. Gupta, its senior manager, and Sharron McCoy, a Company employee. None of these officers or employees will receive any commission or compensation for the sale of the Shares. The Company has no current arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares. If the Company can locate and enter into an arrangement, the Shares will be sold through such licensed underwriter, broker-dealer and/or selling agent.

	Assumed Price	Placement	Proceeds
	To Public	Agent discount (1)	to the Company
Per Share	$5.00	$0.50	$4.50
Offering	$20,000,000	$2,000,000	$18,000,000

(1) Assumes an underwriters discount or commission of 10%. The Company does not know if it will enter an arrangement with any underwriter or placement agent but if such arrangement is entered into, the Company expects it will pay customary commission amounts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 4.

Christian Stanley
12100 Wilshire Boulevard, Suite 800
Los Angeles, California 90025
310/806-9440
Prospectus dated __________________, 2009

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	7
Forward Looking Statement	11
Use of Proceeds	12
Determination of Offering Price	13
Dividend Policy	14
Dilution	14
Plan of Distribution	15
Description of Securities	16
The Business	17
The Company	22
Plan of Operation	26
Management's Discussion and Analysis of Financial Condition and Results of Operations	32
Management	34
Executive Compensation	35
Security Ownership of Certain Beneficial Owners and Management	36
Certain Relationships and Related Transactions	36
Shares Eligible for Future Sales	37
Legal Matters	37
Experts	37
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	37
Financial Statements	39

Part II

Other Expenses of Issuance and Distribution	69
Indemnification of directors and Officers	69
Recent Sales of Unregistered Securities	69
Exhibits	71
Undertakings	71
Signatures	74

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company
The Business

The Company is a development stage company incorporated in California in March, 2006 to serve as the successor entity to Christian Stanley, LLC, a California limited liability company formed June 1, 2004. The Company was initially established primarily to serve as a liaison and broker in the secondary market for life insurance policies known generally as “life settlements”. As a development stage company, the Company has no operating history and has experienced losses since its inception. The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.

The Company intends to develop its services as a liaison between sellers of life insurance policies and buyers of such policies, primarily institutions. In addition to acting as a liaison and matching sellers of life settlements with buyers, the Company may directly purchase life settlements. In such event, the Company intends to bundle a group of such Company-owned life settlements into packages, register these packages as securities on a federal and state level and sell interests in such securities.

On February 10, 2009, the Company entered into an agreement with Life Settlements International, LLC, a New York based company with contacts with broker-dealers in the New York area. Life Settlements International has agreed to serve as a producer of life settlements for the Company. Through its relationship with New York based broker-dealer firms, Life Settlements has access to a large pool of potential life settlement sellers. Life Settlements International will obtain and purchase life settlements and the Company will purchase the policies from Life Settlements International. The Company will bundle several or more of the purchased life settlement contracts into packages which it will offer and sell as securities to institutional and retail investors.

On February 15, 2009, the Company entered into an agreement with Settlement Benefits Association ("SBA"). Settlement Benefits Association is a national broker in the life settlements market and provides brokerage services to the Company. Settlement Benefits Association will process life settlements and will facilitate obtaining a life settlement or viatical settlement offer. SBA provides the Company with access to the institutional life settlement market. The Company and SBA will negotiate fees corresponding to each transaction on a case-by-case basis.

On May 22, 2009, the Company entered into an Operational Management and Non-Exclusive Employee Agreement with Ramon Vicente and his company, Individual Benefits, Inc. Individual Benefits will serve the Company in a compliance, operations, portfolio valuation and marketing capacity and will be the broker of record with respect to Reverse-Life Insurance viatical transactions. Individual Benefits, Inc. has been an operating viatical settlement company for over 18 years and has an extensive network of contacts of purchasers and producers of life settlements.

The Company initially started advertising for client purchasers of life settlements in 2004, but has only just started, through its relationships with Life Settlements International, SBA and International Benefits, to develop a network of potential buyers and producers. The Company has recently completed its first transaction in which it served as a broker for the sale and purchase of a life settlement policy. The Company intends to use its relationships with SBA, Life Settlements International and Individual Benefits to develop both a network of buyers and a pool of sellers of life settlements.

A life settlement is the sale of the right to be the beneficiary and owner of an existing life insurance policy for a cash payment that is normally greater than the policy’s cash surrender value and less than the death benefit. These transactions involve the purchase for investment purposes of the life insurance policies of terminally ill persons (“viatical” settlements) or persons over 65 at a discount to their face value. The Company intends to make a market for these transactions by matching sellers and purchasers. The Company intends locate life insurance policy sellers, conduct an analysis of the policy value, complete the background disclosure (health releases and reports, medical summaries, etc.) and then offer the policy on an auction basis to several purchasers, primarily large institutional investors.

The Company is in the process of developing and creating its life settlement business. In order to establish the life settlement business, the Company needs to identify a continuing source of potential life insurance sellers and a network of potential purchasers of the such insurance plans. As a developing company, the Company is in the process of establishing such an on-going supply of sellers and potential purchasers. To reach potential sellers of life insurance policies, the Company anticipates utilizing television, radio, public relations, print media, and internet advertising to create a larger awareness in the public of life settlement transactions as a viable wealth management tool and as a method of an immediate influx of money. The Company believes the best way to reach this market is generally through media advertising and through life insurance professionals and, to a lesser extent, through professionals engaged in estate planning, such as attorneys, accountants, and financial planners.

The Company intends to serve as a supplier of policies to providers, funders and investors by doing policy analysis, life expectancy evaluations and gathering of all pertinent documentation such as medical and policy release authorization forms. The Company, as a life settlement broker, anticipates that it will be paid a commission for such services by the purchasers of life insurance policies).

The Company believes that institutions will be the primary source as life settlement purchasers. The Company intends to present life settlement policies to institutional purchasers. The Company hopes that by presenting such policies to several potential purchasing institutions, that a bidding and auction will develop for each policy. The Company realizes that the life settlement business is not a well-known or highly visible industry and the Company will need to attract the interest of potential purchasers. The Company intends to present to such institutions the relatively risk-free monetary value to these institutions of the purchase of life settlements. The Company hopes to develop a network of institutions that are interested in making purchases of life settlements.

In addition, the Company intends to develop and offer securitized portfolios of life settlement contracts to qualified institutional investors which will provide the original funders of the life insurance settlements a liquid and profitable exit strategy and provide a versatile financial instrument. The Company anticipates that it will purchase, with some of the proceeds from this offering, several life settlements and will bundle these policies together to form life settlement packages. These packages will be registered as securities on a federal and state level and the equity interests in these registered securities will be sold.

The Company also intends to develop an “incubator” life settlement market comprised of pre-market policies purchased from insureds several years prior to reaching the life settlement age standard of 65 years. As part of its development, the Company anticipates acting as a consultant to certain businesses desiring to add life settlement brokerage activities to their portfolios. These business plans are based on the Company’s ability to market the life settlement industry and develop the awareness of such industry and the potential profitability of participating in such life settlement transactions. The Company must develop its strategy to adapt to the marketability and awareness of life settlements and as such any of the areas in which the Company anticipates to develop may have obstacles that may delay such development as the Company’s target market, both for sales and purchases of life insurance policies, becomes increasingly aware of such market.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board. See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

The Offering

A minimum of 200,000 Shares must be sold by the Company before the offering can close. The Company may have additional closings thereafter from time to time during the offering period. The maximum number of Shares that can be sold pursuant to the terms of this offering is 4,000,000. The offering will terminate 24 months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

Common stock outstanding before the offering	81,062,917	(1)

Maximum number of shares of common stock offered by the Company	4,000,000

Common stock outstanding after the offering if maximum number sold	85,062,917	(2)

Offering Price	$5.00 per share

Proceeds to the Company	$20,000,000	(2)(3)

(1)	Based on number of shares outstanding as of the date of this prospectus.
(2)	Assumes the sale of the maximum number of Shares.
(3)
The Company will offer the Shares directly without payment to any officer or director of any commission or compensation for sale of the Shares. The Company will also attempt to locate broker-dealers or selling agents to participate in the sale of the Shares. In such cases, the Company will pay customary selling commissions and expenses of such sales which would reduce the proceeds to the Company.

All funds received before the initial closing of the offering will be held in escrow pursuant to an escrow agreement with Sunwest Trust Company, Albuquerque, New Mexico, an independent third party. If the minimum offering amount is not met by the date of termination of the offering, all funds, without interest thereon, will be promptly returned to the investors. Funds received after the initial closing will be will be immediately available to the Company. Once the initial minimum offering amount is met and the initial closing occurs, then there is no fixed amount or number of Shares that must be reached or sold before the next closing can occur.

Summary Financial Information

The statements of operations data for the six months ended June 30, 2009 and 2008 and the balance sheet data at June 30, 2009 are derived from our unaudited condensed financial statements and related notes thereto included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2008 and 2007 and the balance sheet data as of December 31, 2008 are derived from our audited financial statements and related notes thereto included elsewhere in this prospectus.

	Six months ended June 30,		Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)
Statement of operations data
Revenue	-	-	$11,250	$10,000
Net loss	$(212,159)	$(341,254)	(608,503)	(340,035)
Net loss per share, basic and diluted	(0.00)	(0.00)	(0.00)	(0.00)
Weighted average number of shares outstanding, weighted and diluted	81,062,917	80,824,478	80,963,924	80,510,534

	June 30,	December 31,
	2009	2008
	(unaudited)
Balance sheet data
Cash and cash equivalents	$576	$398
Working capital deficiency	(656,351)	(447,558)
Total assets	24,929	11,367
Total stockholders’ deficiency	(678,748)	(436,589)

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer. In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company's independent auditors have issued a report questioning the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements for the years ended December 31, 2008 and 2007 includes a paragraph that explains that the Company has experienced recurring losses and has a stockholders' deficiency at December 31, 2008. These matters raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company is a development-stage company with no operating history of its own and as such an investor cannot assess the Company’s profitability or performance.

Because the Company is a development-stage company with no operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan. The Company has limited financial results upon which an investor may judge its potential. Since 2004 the Company has advertised, primarily in the print media, for client purchasers of life settlements, whether as individual policies or packages as a group and has only recently completed its first transaction in which it served as broker for the sale and purchase of a life settlement policy. As a Company emerging from the development-stage, it may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business. An investor will be required to make an investment decision based solely on the Company’s management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the life settlement industry.

The Company will require additional capital in order to execute its business plan.

The Company is a development-stage company, has limited operations and is relying on this offering to finance its development and operations. As of June 30, 2009, the Company had accumulated losses of $2,699,865. The Company will require additional capital in order to execute its current business plan and as a result, the Company may not be able to successfully implement its business model. The Company estimates it will likely require approximately $1,000,000 to begin its initial development of basic sales and marketing and will need up to the maximum offering amount of $20,000,000 to execute its business plan as herein described. If the Company raises an amount less that the projected amount, it will not be able to develop all aspects of its business plan and will develop such plan more incrementally.

The Company is a development stage company and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified directors.

The Company is a development stage company with a finance and accounting organization that has been geared toward its operations as a small privately owned company; however, the rigorous demands of being a public reporting company will require a larger finance and accounting group. As a public company, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934. The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on the Company's personnel, systems and resources.

The Securities Exchange Act requires, among other things, that the Company maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

Although the Company has been actively soliciting business since 2004, it has not yet developed a pool of sellers of life settlement policies nor a network of institutional or private buyers of such potential life settlement policies.

The Company has advertised, primarily in the print media, for client purchasers of life settlements, whether as individual policies or packages as a group since 2004 and has only recently served as a broker for its first life settlement transaction. The Company has not developed a pool of sellers of life settlements policies nor a network of purchasers for such policies, but the Company has recently entered into relationships with Life Settlements International, SBA and Individual Benefits, Inc., which relationships the Company believes will be instrumental in developing such pools and networks.

If the Company is unable to generate sufficient cash from operations, it may find it necessary to curtail development and operational activities.

The Company has an extensive business plan hinged on its ability to match sellers of life insurance policies known generally as “life settlements” (policies taken on persons shortened life expectancies i.e. terminally ill or elderly persons) with purchasers of those insurance policies. If the Company is unable to locate a sufficient number of holders of such life settlement policies or to locate a sufficient number of purchasers (generally large institutions) of such policies, then it would not be able to proceed with its business plan or possibly to develop operations at all.

Every life insurance policy acquired under a life settlement transaction is different and each policy purchased is typically negotiated on an arms-length basis so it is difficult to create projections or forecasts of revenue.

There is no fixed formula that applies to the acquisition of a life insurance policy as each policy is negotiated based on variables particular to each individual. As such, it is difficult to make accurate forecasts of possible life settlement stream and commissions arising therefrom. Without such financial forecasts the Company may not be able to effectively plan for its development or use of resources.

An unanticipated increase in premiums or failure to pay premiums by the life settlement purchaser could result in a lapse and cancellation of the policy which would result in no death benefit payout.

The purchaser of the policy in a life settlement is required to pay all subsequent premiums due over the life of the policy acquired. Failure to pay premiums when due can result in termination (lapse) of the policy and the loss of the investment in that policy. Premiums generally will increase, on an annual basis, although such an increase is not expected to exceed 10% per year. Expectation of this percentage as a maximum annual increase is based upon historical experience of insurance policies generally, and could be significantly more, as many insurance policies do not guarantee premium rates and such rates may be increased. It is possible that the premiums, over a period of years, may increase so as to negate any positive cash flow that would have been received on the payment of the death benefit.
The Company will operate in markets that may change dramatically and is heavily dependent on a sufficient number of institutional purchasers committing to the industry.

The Company will operate in the viatical and age-based life settlement markets. The viatical settlement market is approximately 15 years old. While this market saw significant growth in its initial years as a result of the AIDS epidemic, the market growth in recent years has moderated somewhat. The age-based life settlement market is less than a decade old. How and to what extent both markets will develop is uncertain. As more insureds become aware of life settlements as a financial planning option, the Company expects the size of the market to grow substantially. While the Company believes that it can originate and place age-based life settlements as well as viatical settlements, any dramatic growth will depend heavily upon the entry of institutional purchasers. Until a sufficient number of institutional purchasers commit to this industry and create a relatively stable demand, the Company’s financial performance during any period could be dramatically affected by the entry or departure from the market of one or more institutional providers. Whether the Company can attract institutional purchasers will depend on its ability to convince these purchasers that it can originate sufficient numbers of qualified policies for purchase and that the Company’s policy analysis and pricing practices are sound.

The Company’s founder beneficially owns and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over shareholder and corporate actions.

Mr. Daniel C.S. Powell, the founder and president of the Company, is currently the beneficial owner of approximately 79% of the Company’s outstanding common stock, and assuming sale of all the Shares, will own 75% of the Company's then outstanding common stock upon closing of the offering. As such, he will be able to control most matters requiring approval by shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent shareholders from realizing a premium over the market price for their Shares of common stock.

The Company depends on its president to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled managerial, sales and marketing personnel. In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its president and founder, to provide the necessary experience and background to execute the Company's business plan. The loss of his services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to develop a core of institutional purchasers of the life settlement policies and as such would negatively impact the Company's possible development.

Investigation by the Securities and Exchange Commission of the earlier sale of the Company’s shares may adversely affect the Company.

In July, 2008, the California Regional Office of the Securities and Exchange Commission (the "SEC") opened a formal order of investigation of the president of the Company, Daniel C.S. Powell. Although the status of such investigation and its specific nature are unclear, it appears that its principal focus is whether the private sales of the Company’s stock to date has complied with the rules and regulations governing the such private sales of securities. Depending upon its initial findings after review, the SEC may determine to expand its investigation to include the Company. Since its initial contact with Mr. Powell, there has been no further action by the SEC and the nature and status of any investigation remain unclear. If an investigation were to continue and if the SEC were to determine that any rules, regulations or laws had been violated, it could impose a variety of remedies, penalties or sanctions against Mr. Powell, any one of which could have a severe adverse effect on the Company and the ability of Mr. Powell to serve as one of its officers.

The Company must develop a life settlement referral network in order to create a sufficient volume of potential life settlement transactions to develop and expand its business plan.

 An impediment to the Company’s development and expansion in the life settlement market could be the difficulty in identifying a large volume of potential sellers. While the target market is narrow and traditional media is expensive, the Company anticipates utilizing television, radio, public relations, print media, and internet advertising to create name recognition of Christian Stanley as a life settlement broker. The Company believes the best way to reach this market is generally through media advertising and through life insurance professionals and, to a lesser extent, through professionals engaged in estate planning, such as attorneys, accountants, financial planners, insurance professionals and brokers. The Company will rely heavily on this type of network to refer life settlement purchasers to it. The relationships with these professionals is essential to the Company’s operations. The Company does not anticipate entering into contractual arrangements with the brokers, financial planners or other professionals and they are free to do business with competitors. In addition, the pool of referring professionals is relatively small, which can increase the Company’s reliance on its existing relationships. A failure to create such a network would leave the Company without product to sell to its institutional providers and would seriously impede the ability of the Company to develop as a life settlement broker.

The Company will depend on growth in the life settlement market in order to develop and establish itself as a life settlement broker.

 While the market for viatical life settlements will provide opportunity for growth, the Company believes that the greater opportunity for growth lies in the age-based life settlement market. However, the are many factors which will affect this market. Growth of the age-based life market and the Company’s entrance into and expansion within the market may be negatively affected by a variety of factors, including:

● the inability to locate sufficient numbers of life settlors and agents to source life settlors;
● the inability to convince potential settlors of the benefits of life settlements;
● the inability to attract new institutional purchasers and securitization participants;
● competition from other life settlement companies;
● negative publicity about the market; and
● the adoption of additional governmental regulation.

In addition, the life settlement market may evolve in ways the Company has not anticipated and it may be unable to respond in a timely or cost-effective manner. If the life settlement market fails to grow as quickly as or in the directions anticipated, the Company’s development, business, financial condition and operations would be materially adversely affected.

Potential life settlement purchasers will depend on the Company’s abilities to predict life expectancies and if such predictions are generally inaccurate, the Company will lose purchasers.

A purchaser's investment return from a life settlement depends primarily on the demise of the insured. The Company will price life settlements based on the anticipated life expectancy of an insured and, for viatical settlements, on a medical analysis of the insured. For life settlements, life expectancies are estimated from medical and actuarial data based on the historical experiences of similarly situated persons. The data is necessarily based on averages involving mortality and morbidity statistics. The outcome of a single settlement may vary significantly from the statistical average. It is impossible to predict any one insured’s life expectancy exactly. In addition, unanticipated medical advances and new pharmaceuticals may be introduced that will make such earlier actuarial data inaccurate. To mitigate the risk that an insured will outlive the predicted life expectancy, viatical and age-based life settlement purchasers must be able to bear a non-liquid investment for an indeterminate period of time.

If the Company underestimates average life expectancies, purchasers will not realize anticipated returns, demand for the Company’s product will fall, and purchasers will invest their funds elsewhere. In addition, amounts escrowed for premiums may be insufficient to keep the policy in force. If the Company overestimates average life expectancies, the settlement prices offered life settlors will fall below market levels, supply will decrease, and life settlors will opt for other alternatives.

To foster the integrity of its pricing systems, the Company anticipates using both in-house and outside experts and research, including published actuarial data. Either over- or underestimation of life expectancies could result in a loss of on-going purchasers or providers, and those losses could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Government regulation could negatively impact the business.

At least 36 states have now adopted some version of the model viatical and life settlement law promulgated by the National Association of Insurance Commissioners or another form of regulation governing viatical settlement companies in some way. These laws generally require the licensing of viatical providers and brokers, require the filing and approval of viatical settlement agreements and disclosure statements, and describe the content of disclosures that must be made to potential settlors, describe various periodic reporting requirements for viatical settlement companies and prohibit certain business practices deemed abusive. The Company intends to act as a facilitator and liaison in matching the seller of the life insurance policy with the purchaser of the life insurance policy. The Company has entered into a relationship with Ramon Vicente and Individual Benefits. Mr. Vicente is licensed as both a provider and broker of viatical and life settlements and will serve the Company in a regulatory compliance role by processing its life settlement and viatical transactions. Because the industry is relatively new and because there has been a history of certain abuses in the industry, particularly in the viatical settlement market, the Company believes that there may be increased regulation on both a state and federal level. It is impossible to predict what such regulation would encompass, but any regulation would most likely be at least include additional reporting requirements and possibly even regulation of additional aspects of the industry.

There has been no prior public market for the Company’s Shares and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

USE OF PROCEEDS

The Company will receive proceeds from the sale of the Shares assuming the minimum offering of 200,000 shares is concluded. The Company does not know how many Shares may be sold or the aggregate amount of proceeds it may receive from sales. The Company anticipates that it will use the proceeds from the sale of any of the Shares as listed below. If less than the maximum number of Shares offered is sold and less than the maximum proceeds are received, the Company anticipates that the use of proceeds listed below will be proportionately reduced where possible.

	If all 4,000,000	If 2,000,000	If 1,000,000	If 200,000
	Shares sold	Shares sold	Shares sold	Shares sold
	($20,000,000)	($10,000,000)	($5,000,000)	($1,000,000)

Sales and Marketing and office
Administration	$2,250,000	$1,125,000	$562,500	$500,000
Mergers and Acquisitions (1)	3,500,000	1,750,000	875,000	475,000
Life Settlement Securitization and
Incubator Program	7,000,000	3,500,000	1,750,000
Shareholder "Collateral Fund"(2)	4,000,000	2,000,000	1,000,000
Public Relations and Advertising	2,250,000	1,125,000	562,500
Placement Agent Fees (5%) (3)(4)	1,000,000	500,000	250,000	25,000

Total	$20,000,000	$10,000,000	$5,000,000	$1,000,000

(1) The Company intends to use the first approximately $100,000 of the money allocated for mergers and acquisitions in the acquisition of a broker-dealer firm.

(2) As a method of protecting shareholders and providing some risk management, the Company has determined to create what it calls a "shareholder collateral fund". The funds will be placed in a special segregated account and used to buy life settlement policies for the account of the Company for the interests of the shareholders to protect against principal loss. These funds and the policies purchased for the account of the Company are intended to be separate from the policies that the Company purchases for securitization. The Company anticipates that with $4,000,000 it will use $3,000,000 to purchase $30,000,000 of life settlement policies and use the remaining $1,000,000 to pay the premiums. Likewise if 2,000,000 Shares are sold, the Company will allocate $2,000,000 for the shareholder collateral fund from which it will use $1,500,000 to purchase $15,000,000 of life settlement policies and use the remaining $500,000 to pay the premiums on these policies until maturity. Proceeds from the death benefits corresponding to these life settlement policies will be used to underpin the principal of investors.

(3) The Company is seeking an underwriter, broker-dealer or selling agent to sell the Shares. The Company entered into a preliminary agreement to purchase a broker-dealer and deposited $20,000 into an escrow account. Subsequently the transaction was canceled and escrow funds, minus expenses, returned. The Company has not entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus. The Company may acquire companies that it believes will assist in the development and sale of the life-settlement process such as broker-dealers.

(4) At the time of this prospectus, the Company has not located a broker-dealer or selling agent to sell the Shares. The Company does not know if and when it will be able to locate such any such broker-dealer or selling agent. While it is seeking a broker-dealer or selling agent to sell the Shares, the Company, through its officers, will offer the Shares to current shareholders as well as contacts. Based on the foregoing, the Company is estimating that probably at least 50% of the sale of the Shares will be made by officers of Company before the Company can locate, negotiate and finalize any arrangement with any underwriter. Officers will not receive any commissions for any sales of the Shares.

Discussion of Use of Proceeds Items

Sales and Marketing: The Company hopes to capitalize on the life settlement market opportunity by investing in branding the “Christian Stanley” name through sales and marketing campaigns. The company's sales and marketing department will be bifurcated into retail and institutional divisions, which maintain products and services tailored for each respective market. The Company intends to employ national television, radio, billboards, electronic-billboards, call centers, print media, internet advertising, and word-of-mouth marketing to build consumer awareness and confidence in the Company and its products and services. The Institutional Sales and Marketing Division will be focused on creating business-to-business relationships with national organizations that will be effective in cross-marketing the Company and its related products and services such as CPAs, insurance agents, business brokers, estate professionals, real estate professionals, and assisted-living centers. To foster these relationships, the Company intends to invest in trade conferences, trade publications, venture partnerships, and institutional call centers.

Mergers and Acquisitions: The Company will be actively seeking to acquire a broker-dealer firm upon conclusion of this offering. The Company anticipates that it will use the approximately $100,000 of the funds earmarked for acquisitions in order to acquire such a firm. The Company has entered into a Prospective Buyer Agreement with Broker Dealer Exchange, a company engaged in the business of introducing prospective buyers to prospective sellers. If the Company enters into an acquisition from an introduction by Broker Dealer Exchange, it will pay Broker Dealer Exchange a finders fee of not more than 10% of the acquisition price. The Company has not had any introductions as of the date of this prospectus and does not intend to seek any such acquisition until the offering has closed.

The Company’s growth strategy may employ mergers and acquisition activity as a growth catalyst. The Company may acquire target companies that it believes hold value when leveraged into the life settlement industry such as assisted-living centers or it may acquire companies that it believes will assist in the development and sale of the life-settlement process such as broker-dealers, industrial-loan company, call centers, sales and marketing, and public-relations.

Life Settlement Securitization: The Company intends to acquire life settlement that provide a positive rate of return upon maturity of the policy relative to the annual premiums and cost of acquisition. The Company intends to acquire life settlement assets and repackage these assets into derivative instruments, which are insurance-linked securities. These securities will be distributed to investors in the form of an exchange-traded fund structured by the Company that will enable investors to earn a rate-of-return predicated upon the performance of a reference portfolio of life settlement assets.

Public Relations and Advertising: The Company believes that at this present time, the American public is not fully aware of the life settlement asset market and the potential benefits that may be realized utilizing life settlement transactions. This dearth of awareness is, in the Company’s view, caused by the lack of active public relations campaigns predicted upon the life settlements market place. The Company intends to employ its brand and trademarks as tools to differentiate itself from competitors and create public awareness with respect to the industry. The Company intends to lobby law makers and legislatures at local, state, and national governmental levels for the purpose of bringing about positive regulations, greater knowledge, and balanced sociological perspectives concerning the life settlements industry and the products and services of the Company.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company based on the Company’s belief in its internal projections, anticipated growth and market potential. This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the opinion of management that the Company will develop all or a portion of its business plan and will develop a market value. Although a development-stage .company, since 2004, the Company has spent considerable time and effort through advertising, marketing and public relations in developing a recognized name in the life settlements industry. The Company believes that because of its development of the brand name, it is positioned for development in the life settlement industry upon the raising of capital in this offering. The Company believes that such development and the products and services intended to be offered by the Company perform particularly well during periods of economic recession because life settlement transactions provide immediate capital to the seller and long-term gain for the purchaser. In addition, with the maturation of the senior demographic (the "baby boomer" generation), the life settlement market stands to grow substantially. The Company has based its $5.00 per share offering price on the what it views as the potential future value of the brand name and anticipated growth of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of the business.

DILUTION

Purchasers of the Shares may experience immediate dilution in the value of their shares of common stock. Purchasers in this offering will pay $5.00 per Share but immediately after purchase the value of those Shares will be reduced. Dilution represents the difference between the initial public offering price per share paid by purchasers and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities less intangible assets), divided by the number of shares of common stock outstanding.

Prior to the offering, the Company had a net tangible book value deficiency of ($492,934) or $(0.01) per share with 81,062,917 shares of common stock outstanding.

The Company intends to sell up to 4,000,000 Shares at $5.00 per Share. This would result in an adjusted net tangible book value of $18,507,066 (assuming offering commissions of $1,000,000) with 85,062,917 shares of common stock outstanding or $0.22 per Share.

Assuming Sale of all 4,000,000 Shares (resulting in $20,000,000 in gross proceeds)

	Shares Outstanding		Total Paid
	Number	Percent	Amount	Percent

Existing Shareholders	81,062,917	95%	$1,373,980	6%
New Investors	4,000,000	5%	$20,000,000	94%

Total	85,062,917	100%	$21,373,980	100%

Per Share offering price				$5.00
Net tangible book value deficiency per share before offering			$(0.01)
Pro forma increase to net tangible book value per share
attributable to offering			0.22
Pro forma net tangible book value per share after this offering				0.21

Dilution per share to new investors				$4.79

Assuming Sale of 2,000,000 Shares (resulting in $10,000,000 in gross proceeds)

	Shares Outstanding		Total Paid
	Number	Percent	Amount	Percent

Existing Shareholders	81,062,917	98%	$1,373,980	11%
New Investors	2,000,000	2%	$10,000,000	89%

Total	83,062,917	100%	$11,276,980	100%

Per Share offering price				$5.00
Net tangible book value deficiency per share before offering			$(0.01)
Pro forma increase to net tangible book value per share
attributable to offering			0.10
Pro forma net tangible book value per share after this offering				0.09

Dilution per share to new investors				$4.91

PLAN OF DISTRIBUTION

As of the date of this prospectus, the Company has not entered into any arrangements with any underwriter for the sale of the Shares.  The Company intends to attempt to locate an underwriter or broker-dealer or selling agent to sell the Shares.  Some Shares may be sold by certain officers and directors of the Company, none of whom will receive any commission or compensation for the sale of the Shares.  The Company has no arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares.  The executive officers of the Company will be offering the Shares for sale without commission or payment including Daniel Powell, Mona Salem, Omar Salem, Anand Gupta, and Sharron McCoy.  The offering will be presented by the Company primarily through mail, telephone, electronic transmission and direct meetings in those states in which it has registered the Shares.

A minimum of 200,000 Shares must be sold by the Company before the offering can be closed.  The Company, at its sole discretion, may have additional closings thereafter from time to time during the offering period.  The maximum number of Shares that can be sold pursuant to the terms of this offering is 4,000,000.  All funds received before the initial closing of the offering will be held in escrow pursuant to an escrow agreement with Sunwest Trust Company, an independent third party.  If the minimum offering amount is not met by the date of termination of the offering, all funds, without interest thereon, will be promptly returned to the investors.  Funds received after the initial closing will be will be immediately available to the Company. If the minimum offering amount is met and the initial closing occurs, then there is no fixed amount or number of additional Shares that must be sold before the next closing can occur.

The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, none of the officers offering the Shares is considered to be a broker of such securities as (i) no officer is subject to any statutory disqualification, (ii) no officer is nor will be compensated by commissions for sales of the securities (iii)no officer is associated with a broker or dealer (iv) all officers are primarily employed on behalf of the Company in substantial duties and (v) no officer participates in offering and selling securities more than once every 12 months.

The offering will terminate 24 months following the date of this prospectus unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

Escrow Agreement

The Company entered an agreement with Sunwest Trust Company, Albuquerque, New Mexico, to act as escrow agent for the offering.  The escrow agent acts as a depository only without liability or responsibility for any other matters. Pursuant to the terms of the escrow agreement all funds raised will be deposited with the escrow agent who will place all funds in a non-interest bearing account.  The escrow agent will receive: (i) a set-up fee of $150 as a one-time charge and (ii) disbursement fees of $100 or 1/10th of 1% of invested amount per each investor.  The escrow agent shall hold the funds in the escrow account until

(i) the minimum subscription amount is met in which event the escrow agent will release the funds to the Company less the escrow agent's disbursement fee; or

(ii) the termination date is reached and the minimum subscription amount is not met in which event the escrow agent will return to each investor the amount of that investor's deposit less the escrow agent's disbursement fee.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 100,000,000 shares of common stock of which 81,062,917 shares were outstanding as of the date of the registration statement of which this prospectus is a part.

Common Stock

The Company is registering 4,000,000 shares of its common stock for sale to the public at a price of $5.00 per Share.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.  The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Additional Information Describing Securities

Reference is made to applicable statutes of the state of California for a description concerning statutory rights and liabilities of shareholders.

No Trading Market

There is currently no established public trading market for the Company’s securities. A trading market in the securities may never develop.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company does not anticipate declaring dividends but utilizing any funds for further development of the technology and the marketing of its applications.

THE BUSINESS

The Business:  Life Settlement Market

When an insured has a reasonably definable life expectancy because of terminal illness or because of advanced age, a present value for a life insurance policy can be reasonably calculated. This is the essence of pricing life settlement transactions. The life settlement market is a secondary market for life insurance policies.  Life insurance is private property.  Like cars, homes, stocks and bonds, it can be sold in accordance with applicable laws. An age-based life settlement is the sale by the owner of a life insurance policy on a person 65 years or older for a lump-sum of cash that is greater than the cash surrender value of the policy, but less than the death benefit of the policy.  A viatical settlement is the sale of a life insurance policy by a terminally ill person.

The viatical settlement market is approximately 15 years old with its origins stemming from the onslaught of the AIDS epidemic and the immediate need for cash by victims of the epidemic.  By selling the policy, the insured receives an immediate cash payment. The purchaser takes ownership of the policy at a discount to its face value and receives the death benefit under the policy when the settlor dies.  The new owner is responsible for the continuing premiums due on the policy until death of the insured.

The age-based life settlement market is approximately ten years old.  Life settlements are an attractive transaction to persons who purchased life insurance for income protection or estate planning, but no longer need the insurance due to growth in their investment portfolios or other changes in circumstances. Life settlements also appeal to persons who want to make immediate gifts to their beneficiaries. In these instances, the insured may feel the insurance is no longer needed.  Life settlements are also an attractive transaction for the corporate owner of a keyman or insurance policy on an employee who no longer works for the Company and such insurance policy is no longer applicable.  Because these policies often have substantially large face values, the purchasers of life policies are generally institutional purchasers.

In the past several years, the distinction between these two market segments has diminished and the markets have largely merged. State regulations govern both types of transactions in essentially the same manner, and the services provided by the Company for both types of transactions are the same.  The term "life settlement transaction" used herein includes both viatical and age-based settlements unless the context indicates otherwise.

The Market

The Population Reference Bureau (“PRB”) World Population Report states that as of 2007 there were 302.2 million individuals living in the United States.  As a result of declining birth rates and increasing longevity, the percentage of those 65 years or older in the US has risen to 12.6%or 36.2 million people. With the aging of the baby boomers, the 65 and older demographic is the fastest growing segment of the population. According to PRB, it is estimated that 20% of Americans will be over the age of 65 by 2030. This growing demographic provides the foundation of the Company’s target market.

While the Company anticipates that the industry will continue to expand, how and to what extent it will develop is uncertain. As more insureds become aware of life settlements as a financial planning option and the increase in the senior aged population, the Company expects the size of the market to grow substantially.  The Company believes that with awareness the market for life settlements will grow as it offers owners of life insurance policies, aged 65 or greater, or those with a life expectancy of 15 years or less, a liquid cash conversion and exit strategy from life insurance policies that are displaced due to business restructuring, estate planning changes, budget constraints, or other variables.  A life settlement provides an innovative wealth management tool particularly for individuals questioning their ability to continue to pay increasing large premiums for life insurance.  The industry has developed partially as a result of these individuals who can no longer afford premium payments, and who wish a life settlement rather than letting their policy lapse or taking the cash-surrender value, typically much lower than the life settlement price.  Life settlements are also available to owners of policies that have no cash-surrender value.

In a study entitled "Life Settlements: Additional Pressure on Life Profits" by Conning & Co. Research, a leading research firm in the insurance industry, estimated that senior citizens owned approximately $500 billion in life insurance in 2003, of which at least $100 billion was owned by seniors eligible for life settlements. Although this market niche is large, the public in general is uninformed about the life settlements industry. The Company views life settlements as an essential part of a comprehensive platform of financial services. Life settlement transactions are almost exclusively employed in an estate planning, business transfer, corporate structuring, risk management, or tax optimization context. Life settlements typically have a face value death benefit of no less than $100,000.

The Company believes that the following elements characterize the market of those who may consider a life settlement:

An insured:

Who is over 65 whose policy is beyond the two year contestable period;
Whose policy has a death benefit of at least $100,000;
Whose policy is a universal life or second-to-die policy with low cash surrender value;
Where the original purpose for the insurance may no longer exists and the current  policy owner may no longer have a need for the policy death benefit;
Who has a change in financial condition and the premium is no longer affordable;
Who originally purchased a policy because of estate tax liability which is no longer be needed;
Who has a life threatening condition, such as AIDS.

Although, through its anticipated marketing program the Company plans to introduce the American financial planning community and the public to the benefits of life settlements for owners of life insurance policies, any significant growth will depend heavily upon the entry of institutional purchasers that purchase life insurance policies.  With this in mind, the Company plans to develop securitization of the life insurance policies that it estimates will enhance liquidity in the marketplace and entice a greater number of institutional investors to participate in the life settlement market as such securitization will provide an exit strategy more likely available sooner than the payment of the death benefit itself.

In 2006, it is estimated that life settlement funding sources acquired approximately $14 billion worth of policies increasing to an estimated $15 billion in 2007 (see www.lisassociation.org/vlsaamembers/news/files). The Wharton Business School indicates that more than 20% of insurance policyholders over age 65 have policies whose value exceeds cash surrender value and that the industry will reach $15 billion in annual transactions by 2006.

Life settlement markets are segmented by length of life expectancy and policy face value. The amount of competition in these markets varies according to the demand for such policies. The Company believes the life settlement market in general will substantially increase during the next several years due to a number of factors. Market demand from purchasers may increase as the awareness among the financial markets in general of the value of life settlements as an investment vehicle grows. A favorable market demand will grow, in part, as a result of a continued cautious attitude of purchasers and a desire for returns which are not correlated to market indices. The Company believes that continued general economic uncertainty has led many purchasers to seek alternative investment strategies that diversify their portfolios and avoid economically sensitive investments. Life settlements provide diversification and are largely independent of the factors contributing to economic downturns, such as interest rate fluctuations and increasing fuel costs. The Company believes that interest from both individual and institutional purchasers will continue to grow steadily throughout the next several years.

Life Settlement Transactions

The Company’s role in a life settlement transaction will be to match settlors with purchasers. The Company intends to facilitate these transactions by identifying, examining, and analyzing the policies for the purchasers.  The Company intends to locate potential life settlors through a network of agents (often referred to as “producers”) consisting of insurance brokers, accountants, lawyers, financial, estate planning and other professionals, obtained through referrals and through Internet and print media advertising.  These sources of settlement policies will be compensated by the Company, probably on a fee base,  when and if a policy is sold.  The Company believes the economic incentive that sourcing life settlement policies will add to some of these providers, will create an economic synergy between the Company and the provider and will develop into a mutually profitable continual relationship.  The Company anticipates that a provider may receive not only the fee from sourcing the life settlement but an ability to offer their clients a method to maximum proceeds through policy liquidation.

The Company anticipates that it will work with a sourcing network to establish a methodology to ascertain, document and measure the relative risk and adjusted value-added to a client’s portfolio and the effect of policy liquidation.  No such sourcing network nor methodology been has yet been established although the Company has entered into an agreement with Life Settlements International, Inc. (described below) to serve as a producer of life settlement policies for the Company.

The Company intends to present life settlement policies to institutional providers of life settlements to create an auction-type of competitive bidding environment that will ensure profit maximization on behalf of clients.  The Company hopes to develop a network of institutional and private buyers of the life settlement policies to whom the Company can offer the life settlement policies.  The Company believes its relationships with Individual Benefits, Inc., Life Settlements International and Settlement Benefits Association (as discussed further below) will assist in developing both a network of buyers and a pool of sellers of life settlements.

The cash surrender value of a life policy does not reflect the true economic value of the asset in a competitive market environment because it is simply the lowest value, or floor value, of the life insurance policy, not necessarily its market value.  Major factors affecting the size of a life settlement offer are age and health of insured, type of policy and cost of coverage, and state of residency.

The Company intends to serve as a supplier of policies to providers, funders and investors by doing policy analysis, life expectancy evaluations and gathering of all pertinent documentation such as medical and policy release authorization forms.  The Company, as a life settlement broker, anticipates that it will be paid a commission for such services by the purchasers of life insurance policies.  The Company intends to work exclusively with licensed, accredited, institutional funders to ensure that the highest level of transactional legitimacy is afforded to both institutional and retail clients.

Because of the initial high purchase price for a life settlement, institutions are the primary source as life settlement purchasers.  The Company will present life settlement policies to institutional providers and create a competitive bidding environment.  The Company will present life settlements for possible purchase to Settlement Benefits Association, a provider of life settlement transactional services, with which it has entered an exclusive contract for such offers.

Examples of Life Settlements

Examples.  The following are some hypothetical examples of the use of life settlements and do not represent actual life settlements arranged by the Company.  The Company has recently completed its initial life settlement transaction and the transactional processes described in the examples below are being developed by the Company as it  transacts additional life settlements.

1.  Economic Need.  Mr. Smith age 75, owns a $500,000 life insurance policy with annual premiums of $25,000 and is unable to pay the premiums. The cash value is small or even zero.  A life settlement transaction may immediately offer him as much as $100,000. Understanding that he can no longer afford the policy, Mr. Smith opts to enter into a life settlement and receive $100,000, rather than letting the policy lapse.

2.  Flexible Tool.  A widow in her early 80’s no longer needs multiple life insurance policies with increasing annual premiums; she owns a $3 million universal policy with a cash value of $69,000 and annual premiums of $68,000. Through a life settlement, she may be able to receive as much as $500,000 for the policy and eliminate the $68,000 annual premium. reinvest the $500,000 in a single-premium annuity and use the money she would have spent on the premiums to make $10,000 individual gifts to all five of her grandchildren and great-grandchildren.

3.  Business Application.  A company owns a $2 million key-man policy on its president who recently retired. The policy is a convertible 20-year-level premium term policy with no cash value at the time of retirement. Annual premiums are $60,000. Instead of letting the policy lapse, the company can sell it in a life settlement transaction for as much as $250,000.

The Process.  The life settlement process commences when an agent submits an application on behalf of a policy holder to the Company.  The application will be received and the case reviewed by an underwriting team. If the policy meets certain criteria, the policy will be approved for purchase. If approved, the Company will contact several potential institutional purchasers (often referred to in the industry as “funders” or “providers”) whose criteria the policy meets.  The policy will be placed up for auction amongst the potential purchasers.  The greatest offer will be submitted to the policy owner and if accepted closing documents will be prepared and delivered.  Purchase funds will be placed in escrow at an independent financial institution. Ownership and change of beneficiary forms will be executed and when received by the financial institution, the funds will be released to the policy owner.

Once the transaction is complete, the purchaser will become the new policy owner, premium payer, and the beneficiary of the death benefits.  Responsibility for payment of policy premiums will pass to the purchaser, who may fund the premium costs through deposits with an escrow agent. To protect the insured’s privacy, a purchaser will receive a copy of the policy and the transfer of ownership (which has the settlor named as the insured), but will not receive the insureds contact information. The Company will monitor the insured’s health status and notify the escrow agent or purchaser upon death. The Company will monitor and notify purchasers in instances in which the premium escrow account has been exhausted so that the purchaser can replenish the account to keep the policy from lapsing.

As a life settlement broker, the Company will serve the institutional purchasers by reviewing, analyzing, verifying, researching and summarizing proposed life insurance policies for sale.  The Company will also make estimates on the pricing of a proposed life insurance policy.

As part of the policy evaluation process, the Company will:

(a) Verify life insurance policy, past premium payments, death benefits, transferability, etc.
(b) Obtain 4 years of medical records,
(c) Review medical records to determine significant health conditions.
(d) Conduct a “Manual Underwriting” of a life expectancy using life insurance mortality tables. By this, the Company will compare third-party life expectancy estimates with published mortality tables to create an accurate representation of life expectancy.
(e) Preliminary classification is reviewed by a licensed physician to make adjustments to life expectancy if required.

Pricing analysis is conducted using a financial model that is based upon the discounted present value of the policy’s death benefit vis-à-vis the present value of premium payments and other post purchase servicing costs and the purchasing company’s up-front origination fee.

It is important for the Company to estimate an insured life expectancy as accurately as possible.  If the Company underestimates average life expectancies, purchasers will not realize anticipated returns as the annual premiums will erode the value of the death benefit and amounts escrowed for premium payments, if any, may be insufficient to keep the policy in force. If the Company overestimates average life expectancies, the settlement price received by a settlor may be below what a more accurate estimate may have been able to obtain.  The ability to accurately predict life expectancies is affected by a number of factors, including an insured’s age, medical condition, life habits (such as smoking), and geographic location; and the ability to anticipate and adjust for trends, such as advances in medical treatments, that affect life expectancy.  In order to foster an accurate pricing system, the Company anticipates that it will use both in-house and outside experts, including medical doctors and published actuarial data.

Criteria.  The criteria for a life insurance policy acceptable to the Company will be:

The insured:

Is over 65 with a life expectancy of 15 years or less;
Has a policy that is beyond the contestable period;
Has a policy with a death benefit of at least $100,000;
Has a policy with a death benefit greater than the cash value (plus total premiums based on life expectancy)

The factors that contribute to the purchase price for a policy will be:

The face value (death benefit);
The insured’s estimated life expectancy;
Outstanding loans against the policy;
The policy’s cash value;
Premium payments to keep the policy in force.

Life Settlement Competition

Life settlements provide a secondary market for existing life insurance policies which the owner no longer needs or wants and which insure a person whose life expectancy can be reasonably estimated. While measuring the market is difficult due to the lack of reported data, based on known transaction volumes with allowance for unreported data, the Company estimates that the total face value of life settlement transactions completed during 2005 was approximately $2.5 billion. The largest industry competitor captured approximately 43% of that market because of its affiliate relationship with a large insurance company acting as an institutional purchaser. The remainder of the market is divided among other competitors, none of whom is believed to have more than 10% of the market.

As a form of competition to life settlements, the life insurance industry has responded with policy features offering various pre-death cash benefits (sometimes called accelerated death benefits). While in some cases accelerated death benefits may compete with viatical settlements, the Company does not expect the availability of accelerated death benefits to affect the life settlement market significantly. The availability of accelerated death benefits is generally more restricted than life settlements. For example, policies often limit such benefits to persons who have a life expectancy of less than one year, in contrast to viatical settlements that are usually available to persons with life expectancies of two to 15 years. Life settlements generally offer sellers greater amounts than they would receive under accelerated death benefit provisions. An insurance company’s willingness to offer a competitive accelerated death benefit, and the amount of such benefit, may be affected by imputed policy lapse rates. The availability and amount of an accelerated death benefit negatively impacts lapse rates, which could increase policy rates. The competition for new policies limits policy rates and may, indirectly, limit the availability and amount of accelerated death benefits.

The life settlement market has been negatively affected by some companies using illegal or questionable business practices. The Company believes that state and federal regulators have effectively identified and shut down most of the companies that were engaged in such practices. The result of these law enforcement actions has been to reduce the amount of competition for both policies and purchasers. Although state and federal law enforcement officials successfully employed existing laws to curb these illegal practices, state legislatures and insurance regulators have passed laws and adopted regulations requiring the licensing of viatical brokers and settlement companies, mandated disclosures to settlors or purchasers or both, and instituting periodic reporting requirements, and setting forth prohibited business practices.

Broker-dealer firms such as Merrill Lynch, Smith Barney, and Morgan Stanley have been generally prohibited from engaging in life settlement transactions because of an implied conflict of interest. Internally, such broker-dealers treat life settlements as unapproved products and thereby prohibit employees, advisors, and affiliates from offering life settlements.  This inefficiency creates an opportunity for life settlement firms to acquire policies that would otherwise be immediately absorbed into the transactional sphere of such broker-dealer firms.

THE COMPANY

Background and Current Operations

The Company is a development stage company and has no operating history and has experienced losses since its inception.  The Company has recently completed its first transaction acting as the facilitator between a life settlement seller and a life settlement purchaser.  The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern. Currently the Company is engaged in a development capacity focusing on the life settlement industry.  The Company runs advertising in trade journals, such as Financial Planning Magazine, On Wall Street, and Accounting Today.  The Company seeks to make its name recognizable as a specialty consulting enterprise centered around life settlements.  The company uses Internet marketing and telephone prospecting to develop its market impact and locate possible new relationships.

The Company’s website was publicly launched in 2004 at www.ChristianStanley.com.

The Company has recently completed its initial life settlement transaction with SBA for which it received a settlement fee of $1,250.  The Company anticipates that its relationship with SBA will continue to grow with the increase of possible life settlement policies available through its relationship with Life Settlements International; however, the Company cannot specifically estimate or quantify the transactional and consulting fees.  The agreement with SBA does not provide a specific fee payment schedule but provides that each fee will be negotiated on a case-by-case basis.  Typically, the Company expects the fees to average 5% of the policy face value.

Relationship with Settlement Benefits Association

The Company maintains a life settlement processing relationship with Settlement Benefits Association ("SBA"), located in Tampa, Florida.  Settlement Benefits Association is a national broker in the life settlements market and provides brokerage services to the Company.  Settlement Benefits Association functions as the back-office processing unit for the Company and provides the Company with access to the institutional life settlement market. SBA will process life settlement transaction on behalf of the Company and the Company and SBA will negotiate fees corresponding to each transaction on a case-by-case basis.

On February 15, 2009, the Company entered into an agreement with Settlement Benefits Association ("SBA").  Settlement Benefits Association is a national broker in the life settlements market and provides brokerage services to the Company.  Settlement Benefits Association will process life settlements and will facilitate obtaining a life settlement or viatical settlement offer.  SBA provides the Company with access to the institutional life settlement market.  The Company and SBA will negotiate fees corresponding to each transaction on a case-by-case basis.

Agreement with Life Settlements International LLC

On February 10, 2009, the Company entered into an agreement with Life Settlements International, LLC, a  New York based company with contacts to the financial community, including broker-dealers, which the Company believes will develop its access to a pool of potential life settlement sellers.  Life Settlements International has agreed to serve as a producer of life settlements for the Company.  Through its broker-dealer and other financial contacts, Life Settlements has access to a potential life settlement sellers.  Life Settlements International will obtain and purchase life settlements and the Company will purchase the policies from Life Settlements.  The Company anticipates that this relationship will provide it with a source of potential life settlement settlors (sellers).

On February 10, 2009, the Company entered into an agreement with Life Settlements International, LLC, a New York based company with contacts with broker-dealers in the New York area.  Life Settlements International has agreed to serve as a producer of life settlements for the Company.  Through its relationship with New York based broker-dealer firms, Life Settlements has access to a large pool of potential life settlement sellers.  Life Settlements International will obtain and purchase life settlements and the Company will purchase the policies from Life Settlements International. The Company will bundle several or more of the purchased life settlement contracts into packages which it will offer and sell as securities to institutional and retail investors.

Agreement with Ramon Vicente and Individual Benefits, Inc.

On May 22, 2009, the Company entered into an Operational Management and Non-Exclusive Employee Agreement with Ramon Vicente and his company, Individual Benefits, Inc.  Mr. Vicente is a licensed viatical settlement broker and will serve the Company in a compliance, operations, portfolio valuation and market capacity and be the broker of record with respect to viatical transactions completed on behalf of the Company.  Individual Benefits, Inc. has been an operating viatical settlement company and Mr. Vicente a viatical broker  for over 18 years.  Mr. Vicente has an extensive network of contacts of purchasers and producers of life settlements having underwritten over 1,000 viatical and life settlement transactions during those 18 years.  The Company anticipates that its relationship with Mr. Vicente will provide access to a large number of institutional buyers which will assist the Company in forming a network of institutional buyers to create an auction-type competitive life settlement bidding.

Marketing

The Company initially started advertising for client purchasers of life settlements in 2004, but has only just started,  through its relationships with Life Settlements International, SBA and International Benefits, to develop a network of potential buyers and producers.  The Company has recently completed its first transaction in which it served as a broker for the sale and purchase of a life settlement policy.  The Company intends to use its relationships with SBA, Life Settlements International and Individual Benefits to develop both a network of buyers and a pool of sellers of life settlements.

 In order to develop its life settlement business, the Company needs to identify a continuing source of potential life insurance sellers. While the target market is narrow and traditional media is expensive, the Company anticipates utilizing television, radio, public relations, print media, and internet advertising to create name recognition of Christian Stanley as a life settlement broker and to create a larger awareness in the public of life settlement transactions as viable wealth management tools. The Company believes the best way to reach this market is generally through media advertising and through life insurance professionals and, to a lesser extent, through professionals engaged in estate planning, such as attorneys, accountants, and financial planners. The Company’s business plan utilizes insurance professionals and brokers as sources of policies, as well as the development of a life settlement referral network.  The Company intends to develop this referring network of insurance professionals to educate potential life settlors on the options presented by life settlements. The Company anticipates utilizing direct solicitation, seminars and calls to managing general insurance agents as well as word-of-mouth contacts to develop this referring network.

At present, the Company does not have a network or pool of sellers of life settlement policies but it is working to develop a network of independent contractors to serve as providers for the life settlement contracts by developing relationships such as the one it has established with Life Settlements International .

The Company has negotiated an agreement with Settlement Benefits Association, www.settlementbenefits.com, which is a Florida licensed life settlement broker. The Company will develop a pool of life settlement policies, including through its relationship with Life Settlements International but will process its life settlement transactions through SBA.   To date, the Company has advertised its brand over television and the Company has advertised extensively over print media and trade journal publications, which are dedicated to the financial planning community.

The Company is developing independent contracting relationships by serving as a sponsor at several industry trade conferences starting in 2004 continuing to the present.  The Company has also been an active sponsor of organizations and events such as seminars targeted to develop the Company's provider network, including the International Business Brokers Association (2004), Alliance of Merger and Acquisition Advisors (2005-2006), Institute of Certified Business Consultants (2005), Assisted-Living Federation of America (2005), Association for Corporate Growth(2006), Sunbelt Business Brokers (2006-2007), VR Business Brokers (2005-2006), Business Brokers Network (2004-2008), Attorney-CPA Society (2006), and Long-Term Care Summit (2007), the Bond Buyer Conference, Chicago (2008), Southeast Private Equity Conference, Atlanta (2009).  The Company has advertised extensively in trade journals and publications geared towards the financial planning community and hopes to establish independent contractor relationships from these activities as well.

The Company intends to maintain a call center relationship with www.Telemessagingusa.com, which is a leading provider of outsourced call center services. The Company has negotiated corporate call center services on a 24/7 basis. The call center serves as a central communication base on behalf of the Company and is linked to the Company's toll-free calling system. Also, the Company maintains a call center relationship with www.AccessLine.com, which enables the Company to create an efficient call forwarding-system for all telecommunications between its institutional and retail divisions.

Appearance on Heartbeat of America

On May 11, 2009, the Company received notification that it had been accepted to appear on "Heartbeat of America".  "Heartbeat of America" (www.heartbeatofamerica.tv) is a cable-based television show which interviews and highlights selected business and professional entrepreneurs including software developers, scientists, consultants, physicians, manufacturers, engineers, financial advisors, architects, attorneys, contractors, real estate developers, healthcare providers, environmentalists and business owners. The interview is a 30-minute in-depth look at the selected business or entrepreneur.  William Shatner provides initial remarks to the cable television show and serves as its introductory host.  The Company has been advised that "Heartbeat of America" is watched by approximately 14,000,000 people.  The "Heartbeat of America" website then provides links to the web sites of the selected interviewed businesses and entrepreneurs.  The Company appeared on the "Heartbeat of America" show on October 1, 2009.

Revenues from Operations

The Company is a development stage company incorporated in California in 2006, as the successor company to the limited liability company formed in 2004, to serve as a liaison and broker in the secondary market for life insurance policies known generally as “life settlements”, to facilitate the sale of corporate-owned policies (keyman life insurance policies) to licensed and accredited institutional funders (i.e. purchasers), to develop investment and consultative products and services relating to the business-to-business sale of life insurance policies and to participate in a securitization market of life settlement policies.

Since 2004 the Company has advertised, primarily in the print media, for client purchasers of life settlements, whether as individual policies or packaged as a group.  The Company has recently completed its first transaction in which it served as broker for the sale and purchase of a life settlement policy.  The Company believes that its relationship with Cantor Fitzgerald increases the pool of potential life settlement sellers.  The Company also believes that it needs to develop a buyer or buyers of the life settlement policies before it can more actively seek the sellers of these packages.

Since inception, the Company has raised funds for its operations through the periodic sale of its common stock.  The Company has incurred an aggregate net losses of $2,544,051 since inception.

The Company has recently completed its initial transaction in which it brokered a life settlement contract with Settlement Benefits Association (SBA").  SBA maintains a private consortium of institutional funders and the Company intends to offer securitized portfolios of life settlement contracts to Settlement Benefits Association which will provide the original funders of the life insurance settlements a liquid and profitable exit strategy and provide a versatile financial instrument.  The Company also intends to develop an “incubator” life settlement market comprised of pre-market policies purchased from insureds several years prior to reaching the life settlement age standard of 65 years.  As part of its development, the Company anticipates acting as a consultant to certain businesses desiring to add life settlement  brokerage activities to their portfolios.

Employees

The Company has three executive officers.  The Company expects that it will hire additional personnel as it expands.

Property

The Company’s offices are located at 12100 Wilshire Boulevard, Suite 800, Los Angeles, California 90025.  Its telephone number is 310/806-9440 and its fax number is 800/554-8692.  The Company uses this property pursuant to a month-to-month lease at a monthly rental of $310.

Subsidiaries

The Company does not have any subsidiaries.

Patents and Trademarks

The Company has registered three service marks with the United States Patent and Trademark office:

Registration
Service Mark	Date	Goods and Services Description

Christian Stanley	February 26, 2008	Computer software services, namely, installation, implementation, maintenance, and repair services for computer software in the field of the life settlement industry.

Reverse-Life Insurance	June 2, 2009	Viatical and other life settlement services, namely, financial valuation of life insurance policies and brokerage of life insurance policies between sellers and purchasers.

Reverse-Life	In registration April 30, 2009	Viatical and other life settlement services, namely, financial valuation of life insurance policies and brokerage of life insurance policies between sellers and purchasers.

Industry Regulation and Taxation

When the viatical life settlement market first arose, it was sparsely regulated. Due in part to abuses within the industry, which were well-publicized, both the federal government and various states moved to regulate the market in the mid-1990’s. These regulations generally took two forms.  One sought to apply consumer protection-type regulations to the market. This application was designed to protect both settlors and purchasers. Another sought to apply securities regulations to the market, which was designed to protect purchasers. Various states have also used their insurance regulations to attack instances of insurance fraud within the industry.

Consumer Protection Licensing. The consumer protection-type regulations arose largely from the draft of a model law and regulations promulgated by the National Association of Insurance Commissioners. A majority of states have now adopted some version of this model law or another form of regulation governing in some way life settlement companies. These laws generally require the licensing of providers and brokers, require the filing and approval of settlement agreements and disclosure statements, describe the content of disclosures that must be made to potential settlors and/or life settlors, describe various periodic reporting requirements for settlement companies and prohibit certain business practices deemed to be abusive.

Insurance Regulation.  As a life settlement company, the Company facilitates the transfer of ownership in life insurance policies, but does not participate in the issuance of policies.  The Company is not required to be licensed as an insurance company or an insurance professional. The Company does, however, deal with insurance companies and professionals in the business and is indirectly affected by the regulations covering them. The insurance industry is highly regulated, and these regulations affect the Company in numerous ways.  The Company must understand the regulations as they apply to policy terms and provisions and the entitlement to, and collectibility of, policy benefits. The Company relies upon the protections against fraudulent conduct that these regulations offer and upon the licensing of companies and individuals with whom it does business.

The Company believes that by processing its life settlement transactions through SBA, neither the Company nor any of its employees is subject to insurance regulation.  SBA and its affiliates are licensed to transact life settlement transactions in all 50 states and by maintaining its agreement with SBA, the Company can offer life settlement services throughout the United States.

Taxation. In 1996, Congress passed the Health Insurance Portability and Accountability Act. This act exempts from taxation proceeds received in a viatical settlement paid to terminally ill settlors (those having a life expectancy of 24 months or less) and chronically ill settlors (those who are incapable of at least two daily-living activities, such as eating and bathing, and require supervision). The tax exemption applies only if the viatical settlement company is licensed in the state in which the settlor resides, or if the settlor resides in a state that does not license viatical companies, if the viatical company can certify that it complies with the Model Act provisions.  Since most states follow the Federal income tax definitions, the receipt of settlement proceeds is generally exempt for state income tax purposes also. The Act does not exempt the receipt of life settlement proceeds. Life settlement proceeds would typically be taxed as ordinary income to the extent that the proceeds exceed the premiums paid for the insurance policy

"Wall Street Bail Out" Legislation.  Congress has recently enacted legislation providing a financial package intended to assist certain financial institutions by purchasing or defraying certain mortgage or debt backed securities that have currently lost most if not all of their value.  Such legislation includes a variety of regulations impacting the sale and regulation of  mortgage and insurance backed securities as well as other derivative securities.  The impact of this legislation on the Company’s business plan to offer securitized packages of life settlement insurance policies is unclear but may be significant.

Reports to Security Holders

The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests it.  The Company will not be a reporting issuer with the Securities and Exchange Commission until its registration statement on Form S-1 is declared effective.

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20002. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. The Company’s registration statement and the referenced exhibits can also be found at the web site address.

PLAN OF OPERATION

Business Plan

The Company intends to develop into a full-service, business-to-business clearinghouse for the life settlement industry.  The Company is in the process of developing and creating its life settlement business.  The Company intends to serve as a supplier of policies to providers, funders and investors by doing policy analysis, life expectancy evaluations and gathering of all pertinent documentation such as medical and policy release authorization forms.  The Company, as a life settlement liaison, anticipates that it will be paid a commission for such services by the purchasers of life insurance policies).

The Company intends to develop and offer securitized portfolios of life settlement contracts primarily to qualified institutional investors which will provide the original funders of the life insurance settlements a liquid and profitable exit strategy and provide a versatile financial instrument.  The Company anticipates that it will purchase, with some of the proceeds from this offering, several life settlements and will bundle these policies together to form life settlement packages.  These packages will be registered as securities on a federal and state level and equity interests in these registered securities will be sold.

The Company also intends to develop an “incubator” life settlement market comprised of pre-market policies purchased from insureds several years prior to reaching the life settlement age standard of 65 years.  As part of its development, the Company anticipates acting as a consultant to certain businesses desiring to add life settlement  brokerage activities to their portfolios.  These business plans are based on the Company’s  ability to market the life settlement industry and develop the awareness of such industry and the potential profitability of participating in such life settlement transactions.

The Company is developing proprietary transactions, products, and services that align incentives between licensed brokers and providers predicated upon the life settlement industry.  The Company will market its products and services through direct advertising, mass media communications, television marketing, internet advertising, franchise marketing, and public relations.

The Company has developed a multi-faceted business plan stemming from and anticipating development and growth in the life settlement business.  The Company’s initial primary focus is life settlement transactions as discussed above, but the Company anticipates developing related operational areas.  Although certain of the transactions and functions overlap, the Company’s business plan is composed of the following business segments:

Life settlement transactions
Incubator acquisition program and keyman acquisition program
Securitization of life settlements and use of life settlements as financial tools
Consulting and business enhancement program and franchise program
Computer software for policy analysis and life settlement auction

The plan of operation for the Company for the succeeding twelve months is to focus on the following key objectives:

•	Develop network of producers and potential providers for life settlement transactions
•	Continue with mass media and public relations branding of the Company
•	Launch keyman acquisition and incubator acquisition programs
•	Create securitization of life settlement packages
•	Launch additional franchise program and financial and consulting services
•	Develop intellectual property for life settlement industry

Keyman Insurance Buyout Program. In addition to the life settlement program outlined, the Company intends to develop a keyman insurance buyout program.  When a business owner decides to sell the business, the keyman policy will stop serving its original economic function because the former executive insured by the policy is no longer with the company. Typically these policies are simply allowed to lapse or are surrendered for their cash value. The cash value of an insurance policy does not indicate the real economic value of the policy because it is a one-sided offer from the insurance carrier. In contrast, the Company intends to serve as a marketplace where policyholders are afforded the benefits of receiving multiple bids from providers in the secondary market for these keyman life insurance policies, rather than relying on the cash surrender value offered by the originating insurance carrier. The purchaser of the keyman policy will pay a lump-sum amount to the business owner in consideration of irrevocably receiving all rights to future death benefits and ownership. The purchaser will correspondingly maintain premium payments on the policy to keep it in force.

In general, the successful engagement of life settlement transactions involving keyman life insurance are five-fold:

•	The insured is aged 65 or greater or has a life expectancy of less than 15 years;
•	Face-value, or death benefit, of the keyman life insurance is at least $100,000;
•	The keyman policy must be in force and past the period of contestability;
•	All types of keyman life insurance policies qualify for an appraisal including, but not limited to, whole life, universal life, variable universal life, convertible-term, and term coverage;
•	No medical examination is required by insured because pricing analysis is based upon medical record review, actuarial modeling, and third-party life expectancy underwriting;

Commercial lending institutions often require keyman life insurance as a hedge for business loans. At the bargaining table, the injection of new capital gleaned from life settlements may be employed as a deal making tool when pricing becomes an impediment to finalizing transactions.

Business brokers serve as fiduciaries in the transfer process because clients rely on intermediaries as a source of prudent advice regarding valuation. As such, it is vital that, when applicable, life settlement transactions be employed because the value of keyman life insurance on the secondary market constitutes a substantial component of enterprise value when a firm is being sold. Many owners sell businesses for retirement purposes and want to maximize the sale price.

The importance of employing life settlements may be important in the mergers and acquisition context. For business transfers, keyman life insurance becomes an increasingly valuable asset because the risk management needs of large institutions require firms to invest more heavily in coverage, which increases demands for liquidity from keyman policies. Often merger and acquisition professionals find that several corporate owned life insurance policies exist within the same firm that qualify for resale when a business transfer occurs because of executive insurance packages. Due to the inherent leverage afforded by life insurance policies and the economies of scale achieved when executive insurance packages are purchased by corporations, sellers in mergers and acquisition environments find life settlements to be of exponential value-added.

Incubator Program.   The Company’s incubator program will be designed to acquire life insurance policies during the pre-market phase, i.e. policies of insureds aged between 55 and 65.  The Company believes that a substantial quantity of quality life settlement policies exists in the pre-market phase and that by acquiring these policies prior to the insured attaining the minimum age of 65, the Company will decrease the available supply of life policies in the future when these insured do, in fact, attain the minimum age.  The Company anticipates that this decrease in supply will have the effect of increasing the price that life settlement will command upon resale.  The Company will hold the policy until an insured reaches the age of 65.  Since the Company would own a quantity of these policies as they become available to the life settlement industry, it would be able to sell the policies at a profit.  The Company anticipates that the purchase of the initial incubator policies may be economically prohibitive to it without the influx of additional capital through an alliance with a larger entity or through raising capital specifically for the purchase of bundled pre-market life settlement insurance policies.

The general plan is as follows:

Target pre-market life settlement policies (insureds between 55 and 65)
Hold these pre-market policies until the life expectancy is less than 15 years i.e. the insured reaches 65
Use capital derived from this offering to purchase pre-market policies.
Sell policies to mainstream life settlement providers

A typical incubator insured would not yet be 65 and therefore mainstream providers typically decline to make an offer on this policy. Whatever the reason, the insured wishes to cash out of his life insurance policy and desires remuneration higher than the cash surrender value.  The Company intends to design its incubator program to capitalize on this inefficiency.  The Company anticipates that multiple exit strategies will exist to liquidate the policies held by the incubator program , which include (1) selling the policies to private life settlement providers, (2) selling the policies to public securitization pools organized by the Company or (3) placement of policies into collateral pools, which are used to guarantee letters of credit, consumer products, and banking instruments.  The Company anticipates that its incubator program will be a form of post-origination premium financing, which employs the life settlements market as an exit strategy. The incubator program will target persons who desire a life settlement, but that are unable to receive offers from mainstream providers.

The Company intends to utilize funds from the offering to fund its incubator program.  The Company anticipates that the incubator program will increase efficiency in the life settlement market by creating a pre-market for the transaction.  The Company believes that incubator transactions will enable it to earn trading profits by packaging the incubator life policies into securitization time-sequenced offerings.

Securitization of Life Settlements.   The packaging of life insurance assets, their corresponding liabilities, and cash flows into asset-backed securities is a relatively new arm of the life settlement industry. The first rated securitization of life settlements occurred in March, 2004 when Moody’s Investor Services rated two separate traunches of a bond offering syndicated by Merrill Lynch A1 and Baa2.  By definition, securitization is the process of bundling and packaging a group of life insurance policies together to form a security. These securities can take the form of private placements, or rated securities, such as bonds collateralized by life settlement contracts.

The Company intends to utilize a portion of the funds from this offering to develop its securitization program.  The Company will work in conjunction with Life Settlements International, LLC in its securitization program.  Life Settlements will provide life settlement contracts to the Company and the Company will bundle these contracts for sale as securities.  The Company will facilitate complying with the regulatory requirements for such sales.  The Company believes that creating a transparent and liquid public market for life settlement contracts will catalyze consumer confidence pertaining to the life settlements industry and establish name recognition for the Company.  The Company intends to bundle several or more life settlement contracts into securitized packages.  These packages will be registered for offer and sale as securities under the Securities Act of 1933.

The Company believes that Life Settlements will be able to provide sufficient life settlement contracts to commence the securitization program.  The Company intends to use proceeds from this offering to develop the program and the degree to which the Company can implement the securitization program will be dependent upon the amount of funds raised in this offering.

Securitization provides investors with the opportunity to gain rights to the future death benefit of a life settlement contract, while circumventing the idiosyncrasies that come with purchasing the asset in its raw form.  Providers will register and submit to the Company information and documentation on life insurance policies which they purchased through life settlement transactions and are seeking to sell prior to the maturation of the corresponding death benefit. The securitization of the life settlements will afford life settlement providers a means by which to monetize portfolios of life settlement policies. The Company will group several of these policies into a life settlement portfolio and will sell equity instruments in these groups of life insurance policies in transactions to public investors. The Company believes that creating such an exit strategy for life settlement providers via the securitization of life portfolios encourages bidding on policies as it allows more buyers into the marketplace, and thus, the Company helps to create greater value for policy owners.  In addition, the asset-class created by the securitization of these policies may be used in various financial applications.

The Company anticipates that providers will register and list the criteria that they use in evaluating the feasibility of selling life insurance policies through the Company and related securitization transactions. The Company will allow providers to significantly cut their operating costs by providing a means to monetize and liquidate thousands of policies held in portfolios prior to the maturation of the death benefit by selling the life portfolios into securitization transactions and thus focus their resources on just those policies most appropriate to their needs.

At such time that a provider locates and successfully sells a life insurance policy to the Company’s securitization syndicate, the provider will then assign the portfolio of policies to the securitization pool and the provider will receive a lump-sum payment in consideration of the portfolio sold.

The Company anticipates that the securitized life insurance policy pool will be an asset that may be used as collateral to underpin lines of credit, which would enable purchasers to employ portfolios of life settlements as principal guarantees for leveraged buy-out strategies. Buyers use cash flows from the acquired business to service the interest requirements on the line of credit, while the life settlement portfolio serves as collateral for the principal amount of the loan. Funds from the death benefit of the life settlement portfolio will ultimately pay the principal amount of the loan. The Company believes that the applications of life settlements in mainstream investment banking and business brokerage offer a great deal of opportunity for future transactions that has not heretofore been used.

The Company believes that the regulatory and legislative changes related to the recent financial crisis will focus primarily on the housing and lending markets and their rated securitizations and derivative products and will not impact the securitization of life insurance policies.  Moreover, the Company believes that the securitization of life insurance cash flows is a superior collateral on a risk-adjusted basis vis-a-vis mortgage-backed securities because the death-benefit of a life insurance policy is a guaranteed value by the issuing insurance carrier, whereas, the value of a real estate asset is subject to market fluctuations.

The securitized life settlement pool as an asset holds significant advantages because in a general sense, it is not prone to interest rate risk, stock market fluctuations, or systemic factors. In general, the risk of investing in life settlement contracts is longevity risk, which is the risk of the policy failing to mature at the expected future date. The life settlement securitization structure seeks to distill this risk by providing a wide range of conservative policy maturity estimates from leading third-party underwriters.

Benefits of Life Settlements: The following are key benefits of the securitized life settlement portfolio investment structure, which in part is the fact that portfolios are a self-liquidating asset class:

(1) Certainty of event
(2) Clear expectation of payment
(3) Clear expectation of amount
(4) Reasonable expectation of timing of payment
(5) Diversification is achieved by holding no less than 10 life settlement contracts per portfolio.

Consulting and Business Enhancement

As part of its business plan, the Company intends to develop a financial advisory and consulting capacity specifically relevant to life settlements.  Whether a client is an institution, a trust, a small business, or a private client, the Company’s life settlement consulting will provide individual guidance with respect to income objectives, risk tolerance, tax considerations, wealth transfer strategies, and other long-term goals. The Company views portfolios as the driving force behind the attainment of long-term financial success, and it seeks to integrate the characteristics of life settlement portfolios into every component of a strategic plan.  The Company will investigate the applicability of life settlement asset products in a client’s overall asset-allocation.

The Company anticipates consulting with funding groups and assist life settlement purchasers in structuring methodologies of life settlement portfolio management that optimize return on behalf of funders by affording these institutions an exit strategy from assets  in their portfolios through securitization markets.  By making markets with hedge funds, pension plans, alternative investment syndicates, and other institutional buyers, the Company will enable its core of funding groups to refinance life settlement asset portfolios and thereby increase their ability to receive return on their investment and simultaneously decreasing the duration of holding such assets. This will increase liquidity on behalf of life settlement funders.

Warehouse of life settlements.  The purchaser of life settlement contracts simply pays policy premiums until the maturation of the portfolio. The problem with this approach is that the funder does not realize any positive cash flows until the maturity of the portfolio and also must pay premiums in the interim. This is a buy and hold strategy. The Company has developed alternative structures geared towards optimizing the internal flow of money among core funding groups.  The viatical settlement market had a shorter life expectancy and shorter hold period for the purchaser of the life settlement.  As the industry has shifted away from the viatical market to the age-based life settlement market, the hold period has increased for the purchaser of the life settlement.

Life settlement hypothecation.  The Company has developed an alternative funding model (life settlement hypothecation) that will enable purchasers to manage life settlement assets and to receive interest on their investment.  Life settlements hypothecation provides a mechanism for institutional funders to loan life settlements inventory to borrowers. The purchaser (funder) of the life settlement will enter into an agreement with a potential borrower which will afford the borrower the use of the portfolio life settlements as collateral under the condition that borrower pay funder a rate of interest equal to the expected return of the life settlement portfolio. The transaction will benefit funders by allowing the premium cost of financing policies to be absorbed into borrower’s loan, which removes the cost of carry on funders balance sheets. Eliminating the cost-of-carry enhances portfolio returns to funders and creates a positive cash flow cycle from acquisition.  The borrower agrees to a discounted acceleration of the expected annual return of a life settlement portfolio and pays funder an annual rate of interest on the borrowed life settlement contracts. This may be remitted to funder as a lump-sum reflecting the present-value of the life settlement portfolio, or structured as a periodic stream of cash flows to funders.

Whereas the warehousing model (holding the life settlement portfolio) requires funders to sustain policies until maturity to receive a gross return, hypothecation allows funders to earn interest on a life settlement portfolio along an agreed cash flow cycle. The final implication of hypothecation is that funders will be induced to offer higher bids in wholesale life settlement markets to acquire life settlement contracts, because such assets will require no cost-of-carry to funders, have increased cash conversion liquidity, and remove mortality risk from funders portfolios.

Refinance Model of Life Settlements: The purchaser, or funder of life settlement assets, owns assets at discounted acquisition costs, or wholesale rates. Rather than holding these life settlement policies to fruition, or hypothecating these life settlement portfolios to third-party borrowers in exchange for an agreed upon rate of return, the refinance model anticipates that funders will sell life settlement portfolios at a predetermined mark-up from acquisition cost. This transaction would allow a client to open a letter of credit using a portfolio of life settlement policies to underpin the letter of credit.  The principal of the loan is guaranteed by use of the letter of credit.  The client is obligated to service the interest requirement of any loan and the ability to pay this interest requirement is essential to make the transaction viable.

Software Development

On April 21, 2006, the Company applied for a service mark for the computer software services, namely, installation, implementation, maintenance, and repair services for computer software in the field of the life settlement industry offered by Christian Stanley, registration number 3390087.

The Company has also applied and has a pending application for the service mark "Reverse-Life Insurance".  The Company anticipates that it will further develop software solutions that  address the needs of professionals involved in life settlement transactions. The software includes valuation tools, portfolio analytics, consumer response management, and professional networking amongst users.

Potential Revenue

Life Settlement Broker: The Company anticipates that the fees from matching life settlement transactions will be its initial primary source of revenue.  The Company will receive a fee at or after closing based on the face value of the purchased policy from the purchasers of the life insurance policy.  The Company has negotiated a relationship with Settlement Benefits Association, which enables the Company to earn a fee in consideration of introducing candidates for life settlement transactions. The fee will vary on a case-by-case basis.  Typically, the Company will earn a fee that is between 3%-7% of the life settlement death benefit value. The Company intends to engage in national mass media marketing and public relations campaigns, which it believes will foster brand recognition and consumer confidence in “Christian Stanley” and its related life settlement transaction services. The Company anticipates that such mass media campaign will result in qualified candidates responding to the value-proposition of life settlements on a national basis, which will provide a source of revenue for the Company. Given the condition of financial markets, the Company believes that consumers will desire to access latent-value held in life insurance policies through the life settlement brokerage services of the Company.

Securitization Fees: The Company anticipates that it will earn fees in the capacity of a dealer wherein life settlement assets are acquired, securitized, and distributed to investors in the form of equity securities. The Company seeks to introduce life settlement securities as an alternative to traditional investment vehicles and believes that investors could earn positive portfolio. The Company believes that such securitized life settlement assets will provide investors with an efficient alternative to traditional asset-classes.

Professional Fees: The Company anticipates that it will earn fees as a consultant specializing in life settlement related transactions. As such, the Company will advise life settlement providers and others to optimize  portfolio holdings and diversify the portfolio as the settlement market changes.  The expertise, relationships, know-how, and market penetration of the Company may be leveraged in a consulting capacity. That is to say, the myriad firms that are involved in the life settlement market place provide a key potential client base for the Company because it is focused on engineering exit strategies for purchasers of life settlement assets prior to the maturation of portfolio death benefits. Institutional purchasers of life settlements will benefit from acceleration of the rate-of-return prior to the death benefit. The Company will provide consulting services and professional strategic advisory services to firms that seek to access its suite of proprietary transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company is a development stage company and was incorporated in California in March, 2006 as a successor to Christian Stanley, LLC, a California limited liability company formed in June, 2004.  As of June 30, 2009, the Company had generated insignificant revenue and incurred operating losses, as part of the Company's development stage activities, of $2,699,865.  The Company has received all its operating funds from the sale of its securities.  The Company has recently completed its first life settlement transaction.

Going Concern

The Company’s auditors have issued a report questioning the Company’s ability to continue as a going concern without the influx of additional capital. The Company has recently completed its first life settlement transactions and has further developed a relationship with SBA, Individual Benefits, Inc. and Life Settlements International.  The Company anticipates that these relationships will provide it with a pool of potential life settlement sellers and a network of institutional life settlement purchasers.  The Company believes that the influx of capital from this offering will allow it to utilize these relationships to develop an on-going and profitable series of life settlement transactions and to purchase a broker-dealer firm which will allow the Company to establish its securitization plan.  Once the these transactions are established, the Company can further implement the other aspects of its business plan.

Alternative Financial Planning

The Company believes that the necessary minimum funds required to implement the business plan as described in this prospectus is $1,000,000.  However, the Company has constructed a viable strategic plan to enable the Company to overcome financial difficulties and the possible effect of being unable to raise these funds.  In the event that the minimum offering is not reached (200,000 Shares, $1,000,000 raised), the Company has structured a contingency plan based upon using its trademarked names, consulting services, and  intellectual property licensing, that it believes will enable it to maintain progressive operations and then to eventually develop and fulfill the business plan described in this prospectus.

First, the Company will try to leverage its institutional relationships with SBA, Life Settlements International, LLC, and Individual Benefits, Inc. and/or Ramon Vicente, using the registered trademarks “Christian Stanley®” and Reverse-Life Insurance®” through independent ownership and rights to use the brand names of the Company for a period of 5-years.

Second, if the Company is unable to raise the minimum offering amount, it intends to focus on and expand its consulting services activities, which have generated some revenue in past year although the Company has never targeted that as a revenue source.  The Company has declined to serve as a fee based consultant to several potential clients because serving in a consulting capacity has not been the focus of the Company, however, Management has developed an operational contingency plan through, which the Company will try to develop consulting activities and use consulting services as means of generating revenue and income for the Company.

Third, if the Company is unable to raise the necessary funds from this offering, the Company will try to earn fees by licensing independent contractors to use the registered trademarks “Christian Stanley®” and Reverse-Life Insurance®” in the business services. The website, media materials, good-will, and relationships of the Company would be licensed to independent contractors. The Company does not know if there is a market for such usage, but it believes that it has developed the brand sufficiently in the industry that it may be able to license the use of the name.

Critical Accounting Policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes that the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements:

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition and investment in life insurance policies

Revenue for consulting services is recognized when a signed contract has been executed, the services have been delivered, fees are fixed or determinable, and collectibility is reasonably assured, generally which occur when the Company has completed its obligations to provide consulting services.

Revenue for fees received from agents to act as sales agents of the Company is recognized when a signed contract has been executed, the right to act as sales agent or receive an enhanced commission has been delivered, fees are fixed or determinable, and collectibility is reasonably assured, generally which occur when the agent signs an agreement with the Company to be a sales agent.

The Company intends to serve as a life settlement policy broker and anticipates it will be paid a commission for such services.  Commission revenue, if any, will be recorded when the commission is earned, which usually will be upon the successful completion of a transaction and the Company has no further performance obligations.  During the six months ended June 30, 2009 and 2008, the Company did not record and broker commission revenue.

Investment in life insurance policies, if any, will be recorded in accordance the Financial Accounting Standards Board Staff Position No. FTB 85-4-1 Accounting for Life Settlement Contracts by Third-Party Investors (FSP FTB 85-4-1).  FSP FTB 85-4-1 states that an investor may elect to account for its investments in life settlement contracts using either the investment method or the fair value method.  The election shall be made on an instrument-by instrument basis and is irrevocable.  Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs.  Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized.  Under the fair value method, an investor shall recognize the initial investment at the purchase price.  In subsequent periods, the investor shall remeasure the investment at fair value in its entirety at each reporting period and shall recognize change in fair value earnings (or other performance indicators for entities that do not report earnings) in the period in which the changes occur.  At June 30, 2009 and December 31, 2008, the Company had no investments in life insurance policies.

Equity Based Compensation

The Company periodically issues shares of stock to employees and non-employees in non-capital raising transactions for services.  The Company adopted Statement of Financial Accounting Standard (SFAS) No. 123R, “Accounting for Share-Based Compensation” effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

The Company accounts  for shares granted  and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF No. 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

Income Taxes

The Company accounts for income taxes and related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

Recent Accounting Pronouncements

In December 2007, Financial Accounting Standards Board (FASB) Statement 141R, “Business Combinations (revised 2007)” (SFAS 141R”) was issued.  SFAS 141R replaces SFAS 141 “Business Combinations”.  SFAS 141R requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS 141R also requires transactions costs related to the business combination to be expensed as incurred. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The effective date, as well as the adoption date for the Company was January 1, 2009.  Although SFAS 141R may impact our reporting in future financial periods, the Company has determined that the standard did not have any impact on its historical consolidated financial statements at the time of adoption.

In April 2008 the FASB issued FASB Staff Position (“FSP”) No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142.  This pronouncement requires enhanced disclosures concerning a company’s treatment of costs incurred to renew or extend the term of a recognized intangible asset. FST 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The effective date, as well as the adoption date for the Company was January 1, 2009.  Although FSP 142-3 may impact reporting in future financial periods, the Company has determined that the standard did not have any impact on its historical consolidated financial statements at the time of adoption.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Discussion of Fiscal Years Ended December 31, 2008 and December 31, 2007

The Company incurred a net loss of $608,503 for the year ended December 31, 2008 and $340,035 for the year ended December 31, 2007 with general and administrative expenses of $612,453 and $345,670, respectively, for those years.  The Company received consulting revenue of $11,250 in the year ended 2008 and $10,000 in the year ended 2007.  The Company received these fees for project management services to private clients.  The Company performed research, editing, scheduling and operations management consulting services to such clients.  The Company does not believe that its consulting operations will expand to create sufficient revenues to sustain the Company.

Mr. Daniel Powell, as chief executive office of the Company, receives a salary of $200,000 per year commencing in 2005 and $100,000 in 2004.  As of December 31, 2008, the salary accrued to Daniel Powell since inception of the Company was an aggregate of $900,000, including an accrued amount of $200,000 in 2008 and $200,000 in 2007.  As of December 31, 2008, the Company had paid Mr. Powell an aggregate of $577,383 since inception, including payments of $102,014 in 2008 and $108,078 in 2007.  As a result, as of December 31, 2008, the net salary amount due to Mr. Powell was $322,617.

The Company accrued a total of $200,000 of salary due to its chief executive officer for the years ended December 31, 2008 and December 31, 2007, respectively.

General and administrative expenses for the year ended December 31, 2008 were $612,453 compared with $345,670 for the year ended December 31, 2007 with total general and administrative expenses from June 1, 2004 (inception) to December 31, 2008 of $2,497,291.   The Company incurred large general and administrative expenses in 2006 of $633,267 as a result of start-up expenses of the Company and expenses associated with retaining legal, accounting, consulting and administrative professionals pursuant to the Company's decision to pursue registration of its securities for public trading.  In the year ended December 31, 2007, the Company reduced its general and administrative expenses as it focused on business research in establishing its products and services.  In the year ended December 31, 2008, the Company began implementing its business plan which required expenditures related to fees to consultants, accountants, and advisors.

Liquidity.  The Company received $313,115 and $355,760 from the private sale of its stock in the years ended December 31, 2008 and December 31, 2007, respectively.  The Company has issued a total of 5,321,250 shares of its common stock to employees and other individuals for services rendered to it.   The Company has no continuous methods of generating cash.

Capital Resources.  The Company did not incur any capital expenditures other than the purchase of an automobile for use by the Company's chief executive officer and office and computer equipment.

Results of Operations.  The Company received $11,250 in consulting services in 2008 and $10,000 in consulting fees in 2007.  The Company anticipates that it may be able to develop its consulting services but it does not believe that such revenue would be sufficient to cover operating expenses.  The Company does not anticipate that it will generate revenue sufficient to cover its operating expenses until the close of this offering and the development of its business plan.

Discussion of Six Months Ended June 30, 2009 and Six Months Ended June 30, 2008

For the six months ended June 30, 2009, the Company incurred a net loss of $212,159 compared to a net loss of $341,254 for the same period in 2008 resulting in an aggregate accumulated deficit of $2,699,865 at June 30, 2009.  The main component in this reduction of losses from operating activities was the reduction of general and administrative expenses from $351,254 for the six months ended June 30, 2008 to $220,948 for the same period in 2009.  This reduction is a result of the Company having incurred in prior years the expenses in regard to implementing its business plan and registering its shares for public trading.

For the six months ended June 30, 2009, the Company accrued salary due to its chief executive of $100,000 (based on an annual salary of $200,000).  As of June 30, 2009, since inception the chief executive officer has an aggregate accrued salary of $1,000,000 and has received aggregate salary payments thereon of $577,583 including no payments in 2009 and $58,006 in 2008.  As a result, as of June 30, 2009, the net salary due to Mr. Powell was $422,417.

Liquidity.  The Company issued no securities in the six months ended June 30, 2009.  The Company has no continuous methods of generating cash.

Capital Resources.  The Company did not incur any capital expenditures for the six months ended June 30, 2009.

Results of Operations.  The Company has completed its initial life settlement transaction with SBA for which it received a settlement fee of $1,250.  The Company anticipates that its relationships Individual Benefits, Inc., Life Settlements International and SBA will continue to grow and provide both life settlement sellers and purchasers.  Mr. Ramon Vicente has entered into an non-exclusive agreement to work with the Company.  Mr. Vicente is licensed  for viatical settlements and life settlement broker in all state requiring such license and will be the broker of record with respect to viatical transactions completed on behalf of the Company.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

			Date Directorship
Name	Age	Position	Commenced

Daniel C.S. Powell	28	Chief Executive Officer, Director	2004

Mona Salem	52	Secretary, Treasurer, Director	2005

Omar A. Salem	28	Chief Operations Officer

Ramon Vicente	47	Operational Management

The number of directors to compose the Company’s Board of Directors is not fewer than one nor more than five.  Directors do not receive any compensation.  Directors may be shareholders of the Company.

The directors will serve until the annual meeting of the shareholders and until their respective successors have been elected and qualified or until death, resignation, removal or disqualification.

The Company’s by-laws provide that the number of directors to serve on the Board of Directors may be established, from time to time, by action of the Board of Directors. Vacancies in the existing Board are filled by a majority vote of the remaining directors on the Board. The Company’s executive officers are appointed by and serve at the discretion of the Board.

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company.  Neither of the Company’s directors may be deemed to independent.  In the event that the Company applies for listing of its securities on an exchange in which an independent directorship is required, it will seek to have such directors elected or appointed.

Committees and Terms

The Board of Directors has not established any committees.

The Company anticipates that the annual meeting of shareholders will be held in May.  The Company will notify its shareholders that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 90 days prior to the meeting.  No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Daniel C.S. Powell has served as the chief executive officer and chairman of the board of directors of the Company since its inception.  Mr. Powell is the founder of the Company.  Since its inception, Mr. Powell has been responsible for the development and implementation of the Company’s direction, strategic ventures and relationships. He was a key-note speaker at the Business Brokers Network meeting in Dallas, Texas, in 2004, at the meeting of Alliance of Mergers and Acquisition Advisors in Chicago, Illinois in 2005, and at the Association of Attorney-Certified Public Accountants in San Diego, California, in 2006.  From 2002 to 2004, Mr. Powell was a Financial Advisor and later Vice President with Morgan Stanley in Los Angeles, California.  In 2004, Mr. Powell left Morgan Stanley and founded Christian Stanley.  Mr. Powell received his Bachelor of Science degree in Industrial and Labor Relations from Cornell University, Ithaca, New York, in 2002.

Mona Salem has served as the secretary, treasurer and a director of the Company since 2005.  Ms. Salem worked for Castagnola Fleet Management, San Diego, California from 1981 to 2005 at which she supervised a team of 75 employees and served as senior Office Manager.  Ms. Salem holds a Bachelor of Accounting degree from the University of Cairo, Cairo, Egypt, and has been a registered tax preparer in California since 1995.

Omar A. Salem has served as chief operations officer of the Company since 2005.  From 2003 to 2005, Mr. Salem worked for PC Mall, Los Angeles, California where he specialized in institutional sales.  Mr. Salem received a Bachelor of Arts in Political Science degree from the University of Arizona in May, 2003.

Ramon Vicente will serve the Company individually and through his firm, Individual Benefits, Inc., on a non-exclusive basis, as its operational manager for compliance, operations, portfolio valuation and market capacity development.  In 1992, Mr. Vicente founded and is still currently the president of Individual Benefits, Inc. a life and viatical settlement brokerage company located in Greensboro, North Carolina.  Mr. Vicente is licensed for viatical settlement brokerage and has underwritten over 1000 viatical settlement cases.  Mr. Vicente received his Bachelor of Arts degree in Finance from University of Central Florida, in December, 1984 and his Masters in Business Administration from Tulane University in December, 1992.

Legal Proceedings

Investigation by the Securities and Exchange Commission of the earlier sale of the Company’s shares.

In July, 2008, the California Regional Office of the Securities and Exchange Commission (the "SEC") opened  a formal order of  investigation of the president of the Company, Daniel C.S. Powell.  Although the status of such investigation and its specific nature are unclear, it appears that its principal focus is whether the private sales of the Company’s stock to date has complied with the rules and regulations governing the such private sales of securities.  Depending upon its initial findings after review, the SEC may determine to expand its investigation to include the Company.  Since its initial contact with Mr. Powell, there has been no further action by the SEC and the nature and status of any investigation remain unclear.  If an investigation were to continue and if the SEC were to determine that any rules, regulations or laws had been violated, it could impose a variety of remedies, penalties or sanctions against Mr. Powell, any one of which could have a severe adverse effect on the Company and the ability of Mr. Powell to serve as one of its officers.

EXECUTIVE COMPENSATION

Remuneration of Officers:
Summary Compensation Table

				Aggregate
				Accrued					All	Annual
			Annual	Salary		Stock		Compen-	Other	Compen-
		Annual	Payments	Since		And		sation	Compen-	sation
Name/Position	Year	Salary	Made	Inception	Bonus	Options		Plans	sation	Total
Daniel C.S. Powell (1)	2008	$200,000	$102,014	$322,617	0		(2)	0	0	$200,000
Chief Executive Officer	2007	200,000	108,078	224,632	0	0		0	0	200,000

Omar A. Salem	2008						(3)
Chief Operations Officer	2007

Mona Salem	2008						(4)
Secretary, treasurer	2007
director

(1) Since 2005, Mr Powell has received annual salary of $200,000 and $100,000 in 2004.  As of December 31, 2007,  the Company owed Mr. Powell a net of $224,632 in accrued salary and an additional net accrual in 2008 of $97,985 for an aggregate net amount of $322,617 owed to Mr. Powell at December 31, 2008.
(2) Mr. Powell owns 64,000,000 shares of the Company’s common stock issued in 2004.
(3) Mr. Salem owns 4,000,000 shares of the Company’s common stock issued in 2005.

(4) Ms. Salem owns 500,000 shares of the Company’s common stock issued in 2005.

Description of Compensation Table

Mr. Daniel Power, as chief executive officer of the Company, receives $200,000 per year commencing in 2005 and $100,000 in 2004.  As of June 30, 2009 and December 31, 2008, the salary to Daniel Powell since inception of the Company was an aggregate of $1,000,000 and $900,000, respectively, which amounts include an amount of $200,000 in 2008 and $200,000 in 2007.  As of June 30, 2009 and December 31, 2008, the Company had paid Mr. Powell an aggregate of $577,383 since inception.  As a result, as of December 31, 2008, the amount due to Mr. Powell from the Company was an accumulated aggregate of $322,617 and as of June 30, 2009 was $422,417

The Company accrued a total of $200,000 of salary due to its chief executive officer for the years ended December 31, 2008 and December 31, 2007, respectively.

Anticipated Officer and Director Remuneration

Although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program.

Employment Agreements

The Company has not entered into any employment agreements with the officers and key personnel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

		Number of	Percent of	Percent of
		Shares of	Class Before	Class After
	Position	Common Stock	Offering (1)	Offering(2)

Daniel C. S. Powell	Chief Executive Officer,	64,000,000	79%	75.3%
	Director

Omar A. Salem	Chief Operations Officer	4,000,000	4.9%	4.7%

Mona Salem	Secretary, Treasurer,	500,000	*	*
	director

* Less than 1%

(1)	The total number of outstanding shares of common stock as of June 30, 2009 is 81,062,917.

(2)	Assuming sale of all shares offered by this prospectus resulting in an aggregate of 85,062,917 shares outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mona Salem, the Company's secretary, treasurer and a director, is the mother of Omar Salem, chief operations officer of the Company.

In 2007, the Company used the consulting services of Anand Gupta for assistance with technology and information systems.  He created the corporate website for the Company and created marketing materials. Mr. Gupta is a shareholder of the Company.

A partner in the law firm which acts as counsel to the Company is the sole owner and director of Tiber Creek Corporation which owns 250,000 shares of the Company's common stock.

During the year ended December 31, 2008, the Company paid the shareholder of Surya Consulting LLC $31,145 for providing various consulting services to the Company.

Also during the year ended December 31, 2008, the Company paid $29,000 to another shareholder for providing consulting services to the Company.

On February 12, 2008, the Company purchased five percent of Surya Consulting LLC for $7,300.  The president of Surya Consulting is a shareholder in the Company. The investment declined in value and has been written off by the Company in 2009.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 81,062,917 shares of common stock outstanding of which 68,500,000 shares are owned by officers and directors of the Company, namely Mr. Powell, Ms. Salem and Mr. Salem.  There will be 85,062,917 shares of common stock issued and outstanding if the maximum number of Shares offered herein are sold.  The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company.  In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

LEGAL MATTERS

Cassidy & Associates, Washington, D.C., has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares of common stock offered by the Company.  A member of the law firm of Cassidy & Associates is the sole officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 250,000 shares of common stock of the Company owned by Tiber Creek Corporation.

EXPERTS

Weinberg & Company, P.A., an independent registered public accounting firm, has audited the Company’s consolidated balance sheets as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and member’s capital (deficit), and cash flows for each of the years then ended, which are included in this prospectus.  The financial statements are included in reliance on the report of Weinberg & Company, P.A., given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation do not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

FINANCIAL STATEMENTS
CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS
(Unaudited)

SIX MONTHS ENDED JUNE 30, 2009

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	41	CONDENSED BALANCE SHEETS AS OF JUNE 30, 2009 (Unaudited) AND DECEMBER 31, 2008

PAGE	42	CONDENSED STATEMENTS OF OPERATIONS FOR SIX MONTHS ENDED JUNE 30, 2009 AND 2008 AND FOR THE PERIOD JUNE 1, 2004 (INCEPTION) TO JUNE 30, 2009 (Unaudited)

PAGE	43	CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIENCY FOR THE PERIOD JUNE 1, 2004 (INCEPTION) TO JUNE 30, 2009 (Unaudited)

PAGE	44	CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008 AND FOR THE PERIOD JUNE 1, 2004 (INCEPTION) TO JUNE 30, 2009 (Unaudited)

PAGES	45-53	NOTES TO CONDENSED FINANCIAL STATEMENTS AS OF JUNE 30, 2009 (Unaudited)

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$576	$398
Prepaid marketing and other current assets	16,750	-

Total current assets	17,326	398

Automobile and equipment, net	7,603	10,969

Total assets	$24,929	$11,367

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable	$155,102	$80,600
Accrued salaries, officer, net	422,417	322,617
Accrued payroll taxes	52,879	44,739
Notes payable	43,279	-

Total current liabilities	673,677	447,956

Commitments	-	-

Stockholders’ deficiency
Common stock, 100,000,000 shares authorized, 81,062,917 shares issued and outstanding, respectively	2,051,117	2,051,117

Deficit accumulated during development stage	(2,699,865)	(2,487,706)

Total stockholders’ deficiency	(648,748)	(436,589)

Total liabilities and stockholders’ deficiency	$24,929	$11,367

See accompanying notes to condensed financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Six months Ended June 30,		Period from June 1, 2004 (inception to June 30, 2009
	2009	2008

Consulting revenue	$-	$10,000	$21,250
Agent fee revenue	9,500	-	9,500
Total revenue	9,500	10,000	30,750

General and administrative expenses	220,948	(351,254)	(2,729,904)

Loss from operations	(211,448)	(341,254)	(2,699,154)

Interest expense	(711)	-	(711)

Net loss	$(212,159)	$(341,254)	$(2,699,865)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding, weighted and diluted	81,062,917	80,824,478

See accompanying notes to condensed financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
 CONDENSED STATEMENT OF CHANGES
 IN STOCKHOLDERS’ DEFICIENCY
June 1, 2004 (Inception) to June 30, 2009
(Unaudited)

	Common Stock
	Number of shares	Amount	Accumulated Deficit	Total
Balance, June 1, 2004	-	$-	$-	$-

Shares issued to founder	64,000,000	-	-	-

Fair value of shares issued for services	4,021,250	120,637	-	120,637

Issuance of shares for cash, net of offering costs	1,150,000	21,500	-	21,500

Net loss	-	-	(241,858)	(241,858)

Balance, December 31, 2004	69,171,250	142,137	(241,858)	(99,721)

Issuance of shares for cash, net of offering costs	5,915,000	184,060	-	184,060

Net loss	-	-	(311,584)	(311,584)

Balance, December 31, 2005	75,086,250	326,197	(553,442)	(227,245)

Fair value of shares issued for services	1,300,000	556,500	-	556,500

Issuance of shares for cash, net of offering costs	3,913,500	519,545	-	519,545

Net loss	-	-	(985,726)	(985,726)
Balance, December 31, 2006	80,299,750	1,402,242	(1,539,168)	(136,926)

Issuance of shares for cash, net of offering costs	490,000	335,760	-	335,760

Net loss	-	-	(340,035)	(340,035)

Balance, December 31, 2007	80,789,750	1,738,002	(1,879,203)	(141,201)

Issuance of shares for cash, net of offering costs	273,167	313,115	-	313,115

Net loss	-	-	(608,503)	(608,503)

Balance, December 31, 2008	81,062,917	2,051,117	(2,487,706)	(436,589)

Net loss	-	-	(212,159)	(212,159)

Balance, June 30, 2009	81,062,917	$2,051,117	$(2,699,865)	$(648,748)

See accompanying notes to condensed financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months Ended June 30,
	2009	2008	Period June 1, 2004 (inception) to June 30, 2009

Cash Flows from Operating Activities
Net Loss	$(212,159)	$(341,254)	$(2,699,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,366	3,223	39,377
Impairment of investment-related party	-	-	7,300
Expense of canceling purchase of broker dealer	-	-	7,500
Loss on sale of automobile	-	-	4,365
Fair value of shares issued for services	-	-	677,137
Changes in operating assets and liabilities:
Prepaid marketing and other current assets	(16,750)	-	(16,750)
Accounts Payable	74,502	-	155,102
Accrued salaries, officer, net	99,800	41,994	422,417
Accrued payroll taxes	8,140	8,140	52,879
Net cash used in operating activities	(43,101)	(287,897)	(1,350,538)

Cash Flows from Investing Activities
Proceeds from sale of automobile	-	-	4,893
Acquisition of property and equipment	-	(2,850)	(56,238)
Deposit for purchase of broker-dealer, net	-	(20,000)	(7,500)
Investment in Surya Consulting LLC	-	(7,300)	(7,300)
Net cash used in investing activities	-	(30,150)	(66,145)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	216,115	1,373,980
Proceeds from note payable	43,279	-	61,217
Principal payment of notes payable	-	-	(17,938)
Net cash provided by financing activities	43,279	216,115	1,417,259

Increase (decrease) in cash	178	(101,932)	576

Cash and cash equivalents, beginning of period	398	103,606	-
Cash and cash equivalents , end of period	$576	$1,674	$576

Supplementary cash flow information
Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-
See accompanying notes to condensed financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2009

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of business

Christian Stanley, Inc. (“the Company”) was incorporated as a California corporation in March 2006, and serves as the successor entity to Christian Stanley, LLC, a California limited liability company formed June 1, 2004. The Company intends to serve as a life settlement policy broker and investor.  The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since the inception of the Company will be considered as part of the Company's development stage activities. The Company has generated insignificant revenue.  The Company's fiscal year end is December 31.

Going concern

The Company has a history of operating losses.  During the six months ended June 30, 2009, the Company incurred a net loss of $212,159 and used cash in operations of $43,101, and had an accumulated deficit of $2,699,865 and a working capital deficiency of $656,351 at June 30, 2009.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from these uncertainties.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

In July, 2008, the California Regional Office of the Securities and Exchange Commission (the "SEC") opened a formal order of investigation of the president of the Company. Although the status of such investigation and its specific nature are unclear, it appears that its principal focus is whether the private sales of the Company’s stock has complied with the rules and regulations governing such sales.  If the SEC determines the rules governing the private sale of securities have been violated, it may impose a variety of remedies, including requiring that a recision offer be made to the purchasers of the stock, by which investors would receive back their investment funds with interest. The Company does not have the financial ability to complete an offer of recision to its investors and such a determination would likely have a severe adverse impact on the ability of the Company to continue to attempt to develop operations (see Note 6).

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 2008 included elsewhere in the registration statement.  The results of operations for interim periods are not necessarily indicative of the results expected for a full year or for any future period.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the financial statements, the Company considers all liquid instruments purchased with original maturities of three months or less to be cash equivalents.

Automobile and equipment

Automobile and equipment are stated at cost less accumulated depreciation. Expenditures for additions, renewals, and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

Revenue recognition and investment in life insurance policies

Revenue for consulting services is recognized when a signed contract has been executed, the services have been delivered, fees are fixed or determinable, and collectibility is reasonably assured, generally which occur when the Company has completed its obligations to provide consulting services.

During April 2009 and May 2009, the Company received $500 each from five individuals as consideration for the right to act as sales agents for the Company.  In addition, one individual paid the Company an additional $7,000 to receive the right to an enhanced commission structure.  The agreements with the agents are expressly not contingent on any future performance requirements by the Company, are nonrefundable, and not tied to any discounted pricing.   Revenue for these fees is recognized when a signed contract has been executed, the right to act as sales agent or receive an enhanced commission has been delivered, fees are fixed or determinable, and collectibility is reasonably assured, generally which occur when the agent signs an agreement with the Company to be a sales agent.

The Company intends to serve as a life settlement policy broker and anticipates it will be paid a commission for such services.  Commission revenue, if any, will be recorded when the commission is earned, which usually will be upon the successful completion of a transaction and the Company has no further performance obligations.  During the six months ended June 30, 2009 and 2008, the Company did not record and broker commission revenue.

Investment in life insurance policies, if any, will be recorded in accordance the Financial Accounting Standards Board Staff Position No. FTB 85-4-1 Accounting for Life Settlement Contracts by Third-Party Investors (FSP FTB 85-4-1).  FSP FTB 85-4-1 states that an investor may elect to account for its investments in life settlement contracts using either the investment method or the fair value method.  The election shall be made on an instrument-by instrument basis and is irrevocable.  Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs.  Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized.  Under the fair value method, an investor shall recognize the initial investment at the purchase price.  In subsequent periods, the investor shall remeasure the investment at fair value in its entirety at each reporting period and shall recognize change in fair value earnings (or other performance indicators for entities that do not report earnings) in the period in which the changes occur.  At June 30, 2009 and December 31, 2008, the Company had no investments in life insurance policies.

Equity Based Compensation

The Company periodically issues shares of stock to employees and non-employees in non-capital raising transactions for services.  The Company adopted Statement of Financial Accounting Standard (SFAS) No. 123R, “Accounting for Share-Based Compensation” effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

The Company accounts  for shares granted  and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF No. 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

The Company has no stock options or stock warrants outstanding.

Income Taxes

The Company accounts for income taxes and related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

Loss per Share

SFAS No. 128, “Earnings Per Share”, requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”).  Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. The diluted earnings per share calculation gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method.  As of June 30, 2009, the Company had no common stock equivalents outstanding.

Financial assets and liabilities measured at fair value

Fair value measurements are determined by the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 157, “Fair Value Measurements” ("SFAS 157") as of January 1, 2008, with the exception of the application of the statement to non-recurring, non-financial assets and liabilities as permitted. The adoption of SFAS 157 did not have a material impact on the Company's fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.
Level 3—Unobservable inputs based on the Company's assumptions.

SFAS 157 requires the use of observable market data if such data is available without undue cost and effort.

Comprehensive loss

For the six months ended June 30, 2009 and 2008, and the period June 1, 2004 (inception) to June 30, 2009, the Company had no items that represent other comprehensive income or loss.

Concentration of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist principally of cash.  The Company places its cash in what it believes to be credit-worthy financial institutions.  However, cash balances may have exceeded federally insured levels at various times during the year.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash.

Recent Accounting Pronouncements

In December 2007, Financial Accounting Standards Board (FASB) Statement 141R, “Business Combinations (revised 2007)” (SFAS 141R”) was issued.  SFAS 141R replaces SFAS 141 “Business Combinations”.  SFAS 141R requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS 141R also requires transactions costs related to the business combination to be expensed as incurred. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The effective date, as well as the adoption date for the Company was January 1, 2009.  Although SFAS 141R may impact our reporting in future financial periods, we have determined that the standard did not have any impact on our historical consolidated financial statements at the time of adoption.

In April 2008 the FASB issued FASB Staff Position (“FSP”) No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142.  This pronouncement requires enhanced disclosures concerning a company’s treatment of costs incurred to renew or extend the term of a recognized intangible asset. FST 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The effective date, as well as the adoption date for the Company was January 1, 2009.  Although FSP 142-3 may impact our reporting in future financial periods, we have determined that the standard did not have any impact on our historical consolidated financial statements at the time of adoption.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

NOTE 2   AUTOMOBILE AND EQUIPMENT

Automobile and equipment consists of the following as of:

	June 30, 2009 (Unaudited)	December 31, 2008

Automobile	$35,696	$35,696
Computer equipment	7,237	7,237
	42,933	42,933

Less accumulated depreciation	(35,330)	(31,964)

	$7,603	$10,969

Depreciation expense was $3,366, and $3,223 for the six months ended June 30, 2009 and 2008, respectively.

NOTE 3     ACCRUED SALARIES, OFFICER, NET

As of June 30, 2009 and December 31, 2008, the Company had accrued a total of $1,000,000 and $900,000, respectively, of salary due to its Chief Executive Officer.  Also as of June 30, 2009 and December 31, 2008, the Company had made total advances of $577,583 and $577,383, respectively, to its Chief Executive Officer.  At June 30, 2009 and December 31, 2008, $422,417 and $322,617, respectively, represents the net amount due to the Company’s Chief Executive Officer.

For the six months ended June 30, 2009 and 2008, salary expense for the Company’s Chief Executive Officer was $100,000 and $100,000, respectively.

NOTE 4  INCOME TAXES

The Company has federal and state net operating loss carryforwards that can be used through 2019 to offset taxable income, and accordingly, has not recorded a provision for income taxes in the current year.

Significant components of the Company's deferred income tax liability at June 30, 2009 and December 31, 2008 are as follows:

	June 30, 2009 (Unaudited)	December 31, 2008
Deferred tax assets:
Net operating loss carry forward	$756,000	$660,000
Share-based compensation	258,000	258,000
Total deferred tax assets	1,014,000	918,000
Valuation allowance	(1,014,000)	(918,000)
Net deferred income tax asset	$-	$-

In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  Accordingly, a valuation allowance for the deferred tax asset has been recorded.

Reconciliation of the effective income tax rate to the U.S. statutory rate for the six months ended June 30, 2009 is as follows:

Tax expense at the U.S. statutory income tax rate	34.0%
State tax net of federal tax benefit	5.8%
Net effect of net operating loss and other	(39.8)%
Effective income tax rate	0.0%

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) - an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, a company can recognize an income tax benefit only if the position has a more likely than not chance of being sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of June 30, 2009, the Company does not have a liability for unrecognized tax uncertainties.

NOTE   5 - CAPITAL STOCK

The Company was capitalized on June 1, 2004 when it issued 64,000,000 shares of common stock valued at zero to its founder.

Since inception, the Company has sold a total of 11,741,667 shares of common stock in private placements to accredited investors for total proceeds, net of offering costs, of $1,373,980 as follows:

Sale of common stock in 2004

-500,000 shares issued at $0.007 per share for total consideration of $3,500
-650,000 shares issued at $0.03 per share for a total consideration of $20,000
-Offering costs totaling $2,000 are deducted from the proceeds of the sales

Sale of common stock in 2005

-1,100,000 shares issued at $0.02 per share for total consideration of $23,000
-2,935,000 shares issued at $0.03 per share for total consideration of $93,000
-725,000 shares issued at $0.04 per share for total consideration of $29,000
-1,000,000 shares issued at $0.06 per share for total consideration of $60,000
-150,000 shares issued at $0.07 per share for total consideration of $10,000
-5,000 shares issued at $1.00 per share for total consideration of $5,000
-Offering costs totaling $35,940 are deducted from the proceeds of the sales

Sale of common stock in 2006

-250,000 shares issued at $0.02 per share for total consideration of $5,000
-1,135,000 shares issued at $0.04 per share for total consideration of $45,000
-500,000 shares issued at $0.06 per share for total consideration of $30,000
-575,000 shares issued at $0.07 per share for total consideration of $40,000
-145,000 shares issued at $0.10 per share for total consideration of $14,000
-580,000 shares issued at $0.12 per share for total consideration of $70,000
-136,000 shares issued at $0.20 per share for total consideration of $26,666
-250,000 shares issued at $0.24 per share for total consideration of $60,000
-20,000 shares issued at $0.42 per share for total consideration of $8,334
-15,000 shares issued at $0.50 per share for total consideration of $7,500
-25,000 shares issued at $0.60 per share for total consideration of $15,000
-25,000 shares issued at $0.72 per share for total consideration of $18,000
-125,000 shares issued at $0.80 per share for total consideration of $100,000
-107,500 shares issued at $1.00 per share for total consideration of $107,500
-25,000 shares issued at $1.20 per share for total consideration of $30,000
-Offering costs totaling $57,455 are deducted from the proceeds of the sales

Sale of common stock in 2007

-125,000 shares issued at $0.08 per share for total consideration of $10,000
-30,000 shares issued at $0.10 per share for total consideration of $3,000
-10,000 shares issued at $0.20 per share for total consideration of $2,000
-5,000 shares issued at $0.80 per share for total consideration of $4,000
-10,000 shares issued at $0.90 per share for total consideration of $9,000
-12,500 shares issued at $0.92 per share for total consideration of $11,560
-13,000 shares issued at $0.98 per share for total consideration of $12,700
-274,500 shares issued at $1.00 per share for total consideration of $274,500
-10,000 shares issued at $1.90 per share for total consideration of $19,000
-Offering costs totaling $10,000 are deducted from the proceeds of the sales

Sale of common stock in 2008
-20,000 shares issued at $0.53 per share for total consideration of $10,500
-109,000 shares issued at $1.00 per share for total consideration of $109,000
-63,000 shares issued at $1.06 per share for total consideration of $66,500
-30,000 shares issued at $1.10 per share for total consideration of $33,000
-20,000 shares issued at $1.50 per share for total consideration of $30,000
-15,000 shares issued at $1.94 per share for total consideration of $29,115
-12,500 shares issued at $2.00 per share for total consideration of $25,000
-3,667 shares issued at $2.73 per share for total consideration of $10,000
-There were no offering costs incurred during the year ended December 31, 2008.

Issuance of common stock for services

Since inception, the Company has issued a total of 5,321,250 shares of common stock to employees and other individuals for services as follows:

Period	Number of shares	Fair value of shares	Average value per share
Year ended December 31, 2004	4,021,250	$120,637	$0.03
Year ended December 31, 2005	-	-	-
Year ended December 31, 2006	1,300,000	556,500	$0.43
Year ended December 31, 2007	-	-	-
Year ended December 31, 2008	-	-	-
Six months ended June 30, 2009 (unaudited)	-	-	-
Total	5,321,250	$677,137	$0.13

The value of the shares were valued based on the price of shares of the Company's common stock sold in contemporaneous private placements and were recorded as compensation expense as follows: $556,500 for the year ended December 31, 2006, and $120,637 for the year ended December 31, 2004.

NOTE    6 – COMMITMENTS AND CONTINGIENCIES

The Company leases its office facilities under a month-to-month operating lease.  For the six months ended June 30, 2009 and 2008, rent expense was $1,035 and $2,049, respectively.

In July, 2008, the California Regional Office of the Securities and Exchange Commission (the "SEC") opened a formal order of investigation of the president of the Company, Mr. Daniel C.S. Powell. Although the status of such investigation and its specific nature are unclear, it appears that its principal focus is whether the private sales of the Company’s stock to date has complied with the rules and regulations governing such private sales of securities. Depending upon its initial findings after review, the SEC may determine to expand its investigation to include the Company or to broaden the focus of the investigation to other concerns such as securities fraud. If the SEC determines that the rules governing the private sale of securities have been violated, it may impose a variety of remedies, including requiring that a recision offer be made to the purchasers of the stock, by which investors would receive back their investment funds with interest. If the SEC made a determination of fraud, it would have additional remedies available including fines and/or the temporary or permanent bar of Mr. Powell from acting as an officer, director or control person of a public company. The Company does not have the financial ability to complete an offer of recision to its investors and such a determination would likely have a severe adverse impact on the ability of the Company to continue to attempt to develop operations. Similarly, the imposition of a permanent or temporary bar of Mr. Powell from acting as an officer or director of a public company would require Mr. Powell’s resignation from such offices with the Company and would also likely have a severe adverse impact on the ability of the Company to continue.

The Company is currently in the process of filing with the U.S. Securities and Exchange Commission to become registered and sell shares to the public.  The Company is filing under the Securities and Exchange Act of 1934 to start reporting on its operations.  In conjunction with the process of filing, the Company has filed a Form S-1 (as amended) under the Securities and Exchange Act of 1933.

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	56	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	57	BALANCE SHEETS AS OF DECEMBER 31, 2008 AND DECEMBER 31, 2007

PAGE	58	STATEMENTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 2008 AND 2007 AND FOR THE PERIOD JUNE 1, 2004 (INCEPTION) TO DECEMBER 31, 2008

PAGE	59	STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIENCY FOR THE PERIOD JUNE 1, 2004 (INCEPTION) TO DECEMBER 31, 2008

PAGE	60	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 AND FOR THE PERIOD JUNE 1, 2004 (INCEPTION) TO DECEMBER 31, 2008

PAGES	61-68	NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DRAFT
To the Stockholders of
Christian Stanley, Inc.
(a Development Stage Company)
Los Angeles, California

We have audited the accompanying balance sheets of Christian Stanley, Inc. (the “Company”) (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the years ended December 31, 2008 and 2007, and for the period June 1, 2004 (Inception) to December 31, 2008.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Christian Stanley, Inc. (a development stage company) at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, and for the period June 1, 2004 (Inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Christian Stanley, Inc. will continue as a going concern.  The Company has experienced recurring losses and has a stockholders’ deficiency at December 31, 2008.  These conditions raise substantial doubt regarding the Company's ability to continue as a going concern.  Management's plans in regard to these matters are described in Note 1 to the financial statements.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Boca Raton, Florida
April 8, 2009

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$398	$103,606

Total current assets	398	103,606

Automobile and equipment, net	10,969	14,850

Total assets	$11,367	$118,456

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable	$80,600	$-
Accrued salaries, officer, net	322,617	224,632
Accrued payroll taxes	44,739	35,025

Total current liabilities	447,956	259,657

Commitments	-	-

Stockholders’ deficiency
Common stock, 100,000,000 shares authorized, 81,062,917 and 80,789,750 shares issued and outstanding, respectively	2,051,117	1,738,002
Deficit accumulated during development stage	(2,487,706)	(1,879,203)

Total stockholders’ deficiency	(436,589)	(141,201)

Total liabilities and stockholders’ deficiency	$11,367	$118,456

See accompanying notes to financial statement

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2008	Year ended December 31, 2007	Period from June 1, 2004 (inception) to December 31, 2008

Consulting revenue	$11,250	$10,000	$21,250

General and administrative expenses	(612,453)	(345,670)	(2,497,291)
Loss from operations	(601,203)	(335,670)	(2,476,041)

Other expenses:
Loss on impairment of investment-related party	(7,300)	-	(7,300)
Loss on sale of automobile	-	(4,365)	(4,365)

Net loss	$(608,503)	$(340,035)	$(2,487,706)

Net loss per share, basic and diluted	$(0.01)	$(0.01)
Weighted average number of shares outstanding, weighted and diluted	80,963,924	80,510,534

See accompanying notes to financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
 STATEMENT OF CHANGES  IN STOCKHOLDERS’ DEFICIENCY
June 1, 2004 (Inception) to December 31, 2008

	Common Stock
	Number of shares	Amount	Accumulated Deficit	Total
Balance, June 1, 2004	-	$-	$-	$-

Shares issued to founder	64,000,000	-	-	-

Fair value of shares issued for services	4,021,250	120,637	-	120,637

Issuance of shares for cash, net of offering costs	1,150,000	21,500	-	21,500

Net loss	-	-	(241,858)	(241,858)

Balance, December 31, 2004	69,171,250	142,137	(241,858)	(99,721)

Issuance of shares for cash, net of offering costs	5,915,000	184,060	-	184,060

Net loss	-	-	(311,584)	(311,584)

Balance, December 31, 2005	75,086,250	326,197	(553,442)	(227,245)

Fair value of shares issued for services	1,300,000	556,500	-	556,500

Issuance of shares for cash, net of offering costs	3,913,500	519,545	-	519,545

Net loss	-	-	(985,726)	(985,726)
Balance, December 31, 2006	80,299,750	1,402,242	(1,539,168)	(136,926)

Issuance of shares for cash, net of offering costs	490,000	335,760	-	335,760

Net loss	-	-	(340,035)	(340,035)

Balance, December 31, 2007	80,789,750	1,738,002	(1,879,203)	(141,201)

Issuance of shares for cash, net of offering costs	273,167	313,115	-	313,115

Net loss	-	-	(608,503)	(608,503)

Balance, December 31, 2008	81,062,917	$2,051,117	$(2,487,706)	$(436,589)

See accompanying notes to financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)

 STATEMENTS OF CASH FLOWS

	Year ended December 31, 2008	Year ended December 31, 2007	Period June 1, 2004 (inception) to December 31, 2008
Cash Flows from Operating Activities
Net Loss	$(608,503)	$(340,035)	$(2,487,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	6,731	12,635	36,011
Loss on impairment of investment-related party	7,300	-	7,300
Expense of canceling purchase of broker dealer	7,500	-	7,500
Loss on sale of automobile	-	4,365	4,365
Fair value of shares issued for services	-	-	677,137
Changes in operating assets and liabilities:
Accounts Payable	80,600	-	80,600
Accrued salaries, officer, net	97,985	73,097	322,617
Accrued payroll taxes	9,714	9,434	44,739
Net cash used in operating activities	(398,673)	(240,504)	(1,307,437)

Cash Flows from Investing Activities
Proceeds from sale of automobile	-	4,893	4,893
Acquisition of property and equipment	(2,850)	-	(56,238)
Deposit for purchase of broker-dealer, net	(7,500)	-	(7,500)
Investment in Surya Consulting LLC	(7,300)	-	(7,300)
Net cash used in investing activities	(17,650)	4,893	(66,145)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	313,115	335,760	1,373,980
Proceeds from note payable	-	-	17,938
Principal payment of notes payable	-	-	(17,938)
Net cash provided by financing activities	313,115	335,760	1,373,980

Increase (decrease) in cash	(103,208)	100,149	398

Cash and cash equivalents, beginning of period	103,606	3,457	-
Cash and cash equivalents , end of period	$398	$103,606	$398

Supplementary cash flow information
Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-
See accompanying notes to financial statements

CHRISTIAN STANLEY, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of business

Christian Stanley, Inc. (“the Company”) was incorporated as a California corporation in March 2006, and serves as the successor entity to Christian Stanley, LLC, a California limited liability company formed June 1, 2004. The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since the inception of the Company will be considered as part of the Company's development stage activities. The Company has generated insignificant revenue.  The Company's fiscal year end is December 31.

Going concern

The Company has a history of operating losses.  During the year ended December 31, 2008, the Company incurred a net loss of $608,503 and used cash in operations of $398,673, and had an accumulated deficit of $2,487,706 at December 31, 2008.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from these uncertainties.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the financial statements, the Company considers all liquid instruments purchased with original maturities of three months or less to be cash equivalents.

Automobile and equipment

Automobile and equipment are stated at cost less accumulated depreciation. Expenditures for additions, renewals, and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

Revenue recognition

Revenue for consulting services is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the services and or products has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably assured, generally which occur when the Company has completed its contractual obligations to provide consulting services.

For future life settlement transactions, if any, the Company will recognize revenue when substantially all the risks and rewards of life settlement transactions have transferred (will transfer) from the seller to the buyer.  A life settlement transaction is defined by the Company as “the sale of an in-force life insurance policy that is issued on the life of a person that is not considered terminally ill, for a lump sum amount; the amount is more than the cash surrender value of the policy but less than the face value of the policy”.  Revenue associated with life settlement transactions will be recognized when title (ownership) passes to the customer (purchaser), either immediately or within a fixed time schedule that is reasonable and customary in the industry.

Equity Based Compensation

The Company periodically issues shares of stock to employees and non-employees in non-capital raising transactions for services.  The Company adopted Statement of Financial Accounting Standard (SFAS) No. 123R, “Accounting for Share-Based Compensation” effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

The Company accounts  for shares granted  and vesting to non-employees in accordance with EITF No. 96-18: "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF No. 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

The Company has no stock options or stock warrants outstanding.

Income Taxes

The Company accounts for income taxes and related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

Loss per Share

SFAS No. 128, “Earnings Per Share”, requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”).  Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. The diluted earnings per share calculation gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method.  As of December 31, 2008 and 2007, the Company had no common stock equivalents outstanding.

Financial assets and liabilities measured at fair value

Fair value measurements are determined by the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 157, “Fair Value Measurements” ("SFAS 157") as of January 1, 2008, with the exception of the application of the statement to non-recurring, non-financial assets and liabilities as permitted. The adoption of SFAS 157 did not have a material impact on the Company's fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.
Level 3—Unobservable inputs based on the Company's assumptions.

SFAS 157 requires the use of observable market data if such data is available without undue cost and effort.

Comprehensive loss

For the years ended December 31, 2008 and 2007, and the period June 1, 2004 (inception) to December 31, 2008, the Company had no items that represent other comprehensive income or loss.

Concentration of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist principally of cash.  The Company places its cash in what it believes to be credit-worthy financial institutions.  However, cash balances may have exceeded federally insured levels at various times during the year.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Non-Controlling Interest in Consolidated Financial Statements, an Amendment of ARB No. 51. These new standards will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. We will be required to adopt SFAS No. 141(R) and SFAS No. 160 on or after December 15, 2008.  The Company does not believe the adoption of SFAS 141(R) and SFAS No. 160 will have a material effect the Company’s results of operations, financial position, or cash flows.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 (“FSP 157-2”). FSP 157-2 delays the implementation of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This statement defers the effective date to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, which is fiscal year 2010 for the Company.  The Company does not believe that the adoption of FSP 157-2 will have a material effect on the Company’s results of operations, financial position, or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

NOTE 2   AUTOMOBILE AND EQUIPMENT

Automobile and equipment consists of the following as of:

	December 31, 2008	December 31, 2007

Automobile	$35,696	$35,696
Computer equipment	7,237	4,387
	42,933	40,083

Less accumulated depreciation	(31,964)	(25,233)

	$10,969	$14,850

Depreciation expense was $6,731, $12,635, and $36,011 for the years ended December 31, 2008 and 2007, and for the period June 1, 2004 (inception) to December 31, 2008, respectively.

NOTE 3     ACCRUED SALARIES, OFFICER, NET

As of December 31, 2008 and December 31, 2007, the Company had accrued a total of $900,000 and $700,000, respectively, of salary due to its Chief Executive Officer.  For the years ended December 31, 2008 and 2007, salary expense for the Company’s Chief Executive Officer was $200,000, respectively.

Also as of December 31, 2008 and December 31, 2007, the Company had made total advances of $577,383 and $475,368, respectively, to its Chief Executive Officer.    For the years ended December 31, 2008 and 2007, advances to the Company’s Chief Executive Officer totaled $102,014 and $108,078, respectively.

At December 31, 2008 and December 31, 2007, $322,617 and $224,632, respectively, represents the net amount due to the Company’s Chief Executive Officer.

NOTE 4  INCOME TAXES

The Company has federal and state net operating loss carryforwards that can be used through 2019 to offset taxable income, and accordingly, has not recorded a provision for income taxes in the current year.

Significant components of the Company's deferred income tax liability at December 31, 2008 and December 31, 2007 are as follows:

	December 31, 2008	December 31, 2007
Deferred tax assets:
Net operating loss carry forward	$660,000	$426,000
Share-based compensation	258,000	258,000
Total deferred tax assets	918,000	684,000
Valuation allowance	(918,000)	(684,000)
Net deferred income tax asset	$-	$-

In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  Accordingly, a valuation allowance for the deferred tax asset has been recorded.

Reconciliation of the effective income tax rate to the U.S. statutory rate for the year ended December 31, 2008 is as follows:

Tax expense at the U.S. statutory income tax rate	34.0%
State tax net of federal tax benefit	5.8%
Net effect of net operating loss and other	(39.8)%
Effective income tax rate	0.0%

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) - an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, a company can recognize an income tax benefit only if the position has a more likely than not chance of being sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2008, the Company does not have a liability for unrecognized tax uncertainties.

NOTE   5 - CAPITAL STOCK

The Company was capitalized on June 1, 2004 when it issued 64,000,000 shares of common stock valued at zero to its founder.

Since inception, the Company has sold a total of 11,741,667 shares of common stock in private placements to accredited investors for total proceeds, net of offering costs, of $1,373,980 as follows:

Sale of common stock in 2004

-500,000 shares issued at $0.007 per share for total consideration of $3,500
-650,000 shares issued at $0.03 per share for a total consideration of $20,000
-Offering costs totaling $2,000 are deducted from the proceeds of the sales

Sale of common stock in 2005

-1,100,000 shares issued at $0.02 per share for total consideration of $23,000
-2,935,000 shares issued at $0.03 per share for total consideration of $93,000
-725,000 shares issued at $0.04 per share for total consideration of $29,000
-1,000,000 shares issued at $0.06 per share for total consideration of $60,000
-150,000 shares issued at $0.07 per share for total consideration of $10,000
-5,000 shares issued at $1.00 per share for total consideration of $5,000
-Offering costs totaling $35,940 are deducted from the proceeds of the sales

Sale of common stock in 2006

-250,000 shares issued at $0.02 per share for total consideration of $5,000
-1,135,000 shares issued at $0.04 per share for total consideration of $45,000
-500,000 shares issued at $0.06 per share for total consideration of $30,000
-575,000 shares issued at $0.07 per share for total consideration of $40,000
-145,000 shares issued at $0.10 per share for total consideration of $14,000
-580,000 shares issued at $0.12 per share for total consideration of $70,000
-136,000 shares issued at $0.20 per share for total consideration of $26,666
-250,000 shares issued at $0.24 per share for total consideration of $60,000
-20,000 shares issued at $0.42 per share for total consideration of $8,334
-15,000 shares issued at $0.50 per share for total consideration of $7,500
-25,000 shares issued at $0.60 per share for total consideration of $15,000
-25,000 shares issued at $0.72 per share for total consideration of $18,000
-125,000 shares issued at $0.80 per share for total consideration of $100,000
-107,500 shares issued at $1.00 per share for total consideration of $107,500
-25,000 shares issued at $1.20 per share for total consideration of $30,000
-Offering costs totaling $57,455 are deducted from the proceeds of the sales

Sale of common stock in 2007

-125,000 shares issued at $0.08 per share for total consideration of $10,000
-30,000 shares issued at $0.10 per share for total consideration of $3,000
-10,000 shares issued at $0.20 per share for total consideration of $2,000
-5,000 shares issued at $0.80 per share for total consideration of $4,000
-10,000 shares issued at $0.90 per share for total consideration of $9,000
-12,500 shares issued at $0.92 per share for total consideration of $11,560
-13,000 shares issued at $0.98 per share for total consideration of $12,700
-274,500 shares issued at $1.00 per share for total consideration of $274,500
-10,000 shares issued at $1.90 per share for total consideration of $19,000
-Offering costs totaling $10,000 are deducted from the proceeds of the sales

Sale of common stock in 2008
-20,000 shares issued at $0.53 per share for total consideration of $10,500
-109,000 shares issued at $1.00 per share for total consideration of $109,000
-63,000 shares issued at $1.06 per share for total consideration of $66,500
-30,000 shares issued at $1.10 per share for total consideration of $33,000
-20,000 shares issued at $1.50 per share for total consideration of $30,000
-15,000 shares issued at $1.94 per share for total consideration of $29,115
-12,500 shares issued at $2.00 per share for total consideration of $25,000
-3,667 shares issued at $2.73 per share for total consideration of $10,000
-There were no offering costs incurred during the year ended December 31, 2008.

Issuance of common stock for services

Since inception, the Company has issued a total of 5,321,250 shares of common stock to employees and other individuals for services as follows:

Period	Number of shares	Fair value of shares	Average value per share
Year ended December 31, 2004	4,021,250	$120,637	$0.03
Year ended December 31, 2005	-	-	-
Year ended December 31, 2006	1,300,000	556,500	$0.43
Year ended December 31, 2007	-	-	-
Year ended December 31, 2008	-	-	-
Total	5,321,250	$677,137	$0.13

The value of the shares were valued based on the price of shares of the Company's common stock sold in contemporaneous private placements and were recorded as compensation expense as follows: $556,500 for the year ended December 31, 2006, and $120,637 for the year ended December 31, 2004.

NOTE 6     RELATED PARTY TRANSACTIONS

On February 12, 2008, the Company purchased five percent of Surya Consulting LLC for $7,300.  The president of Surya Consulting is a shareholder in the Company.  The Company accounted for the investment using the cost method of accounting. Under this method, the Company carries its investment at historical cost and periodically evaluates the fair value of the investment to determine if an other-than-temporary decline in value has occurred.

In the fourth quarter of 2008, the Company recorded a $7,300 impairment charge to write-down the investment in Surya Consulting. The decline in value was based on a combination of factors, including deterioration in the economic environment and lack of operating activities at Surya Consulting, and the impairment was determined to be other other-than-temporary.  The impairment charge is included in other expenses in the accompanying statement of operations.

During the year ended December 31, 2008, the Company paid the shareholder or Surya Consulting LLC $31,145 for providing various consulting services to the Company.

Also during the year ended December 31, 2008, the Company paid $29,000 to another shareholder for providing consulting services to the Company.

During the year ended December 31, 2007, the Company paid $500 to a shareholder as a commission related to the Company’s private placement of its common stock.

NOTE    7 - COMMITMENTS

On March 5, 2008, the Company began preliminary negotiations to purchase a broker-dealer company for $45,000, and deposited $20,000 into escrow towards the purchase. In the fourth quarter of 2008, the transaction was cancelled and the Company’s deposit was returned, net of $7,500 fees incurred in the transaction.

The Company leases its office facilities under a month-to-month operating lease.  For the year ended December 31, 2008 and 2007, rent expense was $5,126 and $6,899, respectively.

In July, 2008, the California Regional Office of the Securities and Exchange Commission (the "SEC") opened a formal order of investigation of the president of the Company, Mr. Daniel C.S. Powell. Although the status of such investigation and its specific nature are unclear, it appears that its principal focus is whether the private sales of the Company’s stock to date has complied with the rules and regulations governing the such private sales of securities. Depending upon its initial findings after review, the SEC may determine to expand its investigation to include the Company or to broaden the focus of the investigation to other concerns such as securities fraud. If the SEC determines that the rules governing the private sale of securities have been violated, it may impose a variety of remedies, including requiring that a recision offer be made to the purchasers of the stock, by which investors would receive back their investment funds with interest. If the SEC made a determination of fraud, it would have additional remedies available including fines and/or the temporary or permanent bar of Mr. Powell from acting as an officer, director or control person of a public company. The Company does not have the financial ability to complete an offer of recision to its investors and such a determination would likely have a severe adverse impact on the ability of the Company to continue to attempt to develop operations. Similarly, the imposition of a permanent or temporary bar of Mr. Powell from acting as an officer or director of a public company would require Mr. Powell’s resignation from such offices with the Company and would also likely have a severe adverse impact on the ability of the Company to continue.

PART II

Item 13.  Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees		$4,048
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fee	$
Legal fees	$
Printing	$

Item 14.    Indemnification of Directors and Officers

The Company’s articles of incorporation includes an indemnification provision that provides that a director shall not be liable to the Company or any shareholder for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15.  Recent Sales of Unregistered Securities

The Company has sold the following securities within the past three years which were not registered under the Securities Act of 1933:

In 2006, the Company sold the following shares of common stock for the listed consideration pursuant to an exemption from registration under Section 3(b) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.  Each of the transactions listed below was a private transaction with a person or entity related to or personally known to the founder of the Company or one of its officers or shareholders.  There was no public solicitation or advertisement.

Names	Number of Shares	Consideration	Date

George McKinney	240,000	$3,000	1/17/2006
G. McKinney, Jr.	10,000	2,000	1/17/2006
Martin Hoekstra	500,000	30,000	2/10/2006
John Floyd	625,000	25,000	2/13/2006
Jeffrey Louie	5,000	2,500	2/13/2006
Zosimo McAbalo	250,000	30,000	2/15/2006
Brian McAbalo	250,000	30,000	2/21/2006
John & Rita Powell	250,000	10,000	2/27/2006
Ernest McKinney	125,000	4,000	3/16/2006
Virginia McKinney	10,000	1,000	3/16/2006
William Smith	40,000	5,000	3/20/2006
Karen Smith	40,000	5,000	3/20/2006
Dietra Artis	2,500	2,500	3/21/2006
Dr. Lorenzo McKinney	200,000	15,000	3/22/2006
Thomas Usury	125,000	30,000	3/31/2006
Washington Classical Christian School	125,000	5,000	5/22/2006
Rich Cronquist	75,000	5,000	3/22/2006
Linda Cronquist	75,000	5,000	3/24/2006
Pourdie Reyes	125,000	30,000	3/27/2006
Carrie Chiles	5,000	5,000	4/17/2006
Diana Cronquist	125,000	12,000	5/3/2006
Tora Shiroma	75,000	5,000	6/6/2006
Jaime Ryan	10,000	5,000	6/15/2006
Noberto Escobar	50,000	10,000	7/26/2006
Rafael Bautista	150,000	10,000	7/27/2006
Amir O. Smith	20,000	8,334	8/11/2006
Rodney Heath	42,000	8,333	8/15/2006
Matt Henss	22,000	7,500	8/15/2006
Raina Henss	22,000	833	8/15/2006
Kulwant Sran	125,000	100,000	9/27/2006
Andrew Castagnolia Trust	25,000	25,000	10/23/2006
Louis Castagnolia, Jr. Trust	25,000	25,000	10/24/2006
Dominic Castagnolia	25,000	25,000	10/17/2006
Juan Durutthy	25,000	15,000	10/24/2006
Mona Salem	25,000	18,000	10/16/2006
Adel Salem	10,000	1,000	10/16/2006
Nora Salem	10,000	1,000	10/16/2006
Venky Kandallu	25,000	30,000	10/16/2006
Baljit Saini	25,000	25,000	11/15/2006

Total 2006	3,913,500	$577,000

In 2007, the Company sold the following shares of common stock for the listed consideration pursuant to an exemption from registration under Section 3(b)  of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.  Each of the transactions listed below was a private transaction with a person or entity related to or personally known to the founder of the Company or one of its officers or shareholders.  There was no public solicitation or advertisement.  Offering costs of $10,000 have not been deducted from the proceeds shown below.

Mathew Weiner	5,000	4,000	1/4/2007
Josh Rodef	5,000	5,000	1/10/2007
Sunita Gupta	12,500	11,560	2/6/2007
Jennifer LaPlante	10,000	2,000	2/23/2007
Donald Mc Donald	10,000	10,000	2/28/2007
Michael W. McCowan	2,000	2,000	3/6/2007
Anand Gupta	13,000	12,700	3/7/2007
Lauranne Chartier	7,500	7,500	3/26/2007
Anand Gupta	5,000	5,000	4/11/2007
Sharron McCoy	4,000	4,000	4/11/2007
Joseph W. Harrison	125,000	10,000	4/20/2007
Carey A. Longley	10,000	9,000	4/30/2007
Jenish Patel	25,000	25,000	5/16/2007
Sharron Mc Coy	10,000	10,000	7/2/2007
Sharron Mc Coy	5,000	5,000	7/23/2007
Sharron Mc Coy	10,000	10,000	7/26/2007
Sharron Mc Coy	10,000	19,000	8/7/2007
Sharron Mc Coy	5,000	5,000	8/29/2007
Sharron Mc Coy	6,000	6,000	10/22/2007
Adel A. Salem	30,000	3,000	11/1/2007
Dominic Castagnola	75,000	75,000	11/27/2007
Judith Castagnola	10,000	10,000	11/27/2007
Jose Basso	5,000	5,000	11/27/2007
Andrew Castagnola	25,000	25,000	11/28/2007
Louis Castagnola, Jr.	25,000	25,000	11/28/2007
Joseph Castagnola	20,000	20,000	11/28/2007
Louis Castagnola Trust Acct.	20,000	20,000	12/21/2007

Total 2007	490,000	$345,760

In 2008, the Company sold the following shares of common stock for the listed consideration pursuant to an exemption from registration under Section 3(b) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.  Each of the transactions listed below was a private transaction with a person or entity related to or personally known to the founder of the Company or one of its officers or shareholders.  There was no public solicitation or advertisement.

Daniel Joo	5,000	$10,000	2/15/2008
Alic-Land, LLC	63,000	66,500	3/7/2008
David Lo	15,000	29,115	3/7/2008
Mary Gregorio	7,500	15,000	3/14/2008
Alic-land, LLC	20,000	10,500	3/20/2008
Kim Anderson-Woods	20,000	30,000	4/4/08
Jamil A. Blake	3,667	10,000	5/15/08
Mary Helen Manjarrez	30,000	33,000	5/19/08
Sharron Mc Coy	12,000	12,000	5/28/08
Steve Finley	50,000	50,000	7/1/2008
Sharon Mc Coy	2,000	2,000	8/19/2008
Brian Quinn	30,000	30,000	9/8/2008
George Kaelin	15,000	15,000	9/17/2008

Total 2008	273,167	$313,115

Item 16.  Exhibits and Financial Statement Schedules.

EXHIBITS

3.1*	Articles of Incorporation, filed as exhibit to registration statement filed with Securities and Exchange Commission, November 11, 2008

3.2*	By-laws filed as exhibit to registration statement filed with Securities and Exchange Commission, November 11, 2008

10.1	Agreement with Settlement Benefits Association, Inc.

10.2	Agreement with Life Settlements International, LLC

10.3	Escrow Agreement with Sunwest Trust Company

10.4**	Form of subscription agreement for sale of the shares

5.0**	Opinion of Counsel on legality of securities being registered

23.1	Consent of Accountants

23.2**	Consent of Attorney (as part of Exhibit 5.0)

*           Previously filed
**         To be filed

Item 17.  Undertakings

Undertaking Pursuant to Rule 415 Under the Securities Act of 1933

The undersigned registrant hereby undertakes:

(1).	To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2).
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3).	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4).	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5).	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:

i	Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on October 19, 2009 .

Date: October 19, 2009	/s/ Daniel C. S. Powell
Title: Chief Executive Officer (principal executive officer)

Date: October 19, 2009	/s/ Mona Salem
Title: Corporate Secretary, Treasurer
(Principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Daniel C. S. Powell	Director	October 19, 2009

/s/ Mona Salem	Director	October 19, 2009